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                                                         EXECUTION COPY

                                                                     Exhibit 1.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            MHC THOUSAND TRAILS TRUST

                        THOUSAND TRAILS ACQUISITION, INC.

                           KTTI HOLDING COMPANY, INC.

                                       AND

                THOUSAND TRAILS OPERATIONS HOLDING COMPANY, L.P.

                                   DATED AS OF

                                 AUGUST 2, 2004

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                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as August 2, 2004, is by and among MHC THOUSAND TRAILS TRUST, a Maryland real estate investment trust ("MHC"), THOUSAND TRAILS ACQUISITION, INC., a Delaware corporation which is wholly-owned by MHC ("ACQUISITION"), KTTI HOLDING COMPANY, INC., a Delaware corporation (the "COMPANY") and THOUSAND TRAILS OPERATIONS HOLDING COMPANY, L.P., a Delaware limited partnership and subsidiary of the Company ("OPERATIONS"). MHC, Acquisition, Company and Operations are referred to herein collectively as the "PARTIES" and individually as a "PARTY". Article XI hereof contains references to sections of this Agreement where various capitalized terms are defined.

                                    RECITALS

      A. The Parties hereto desire to enter into this Agreement and, subject to the terms and conditions hereof, consummate the transactions contemplated hereby pursuant to which MHC will acquire all of the capital stock of the Company through a merger of Acquisition with and into the Company (as more fully described in Section 1.1 hereof, the "MERGER"), with the Company being the Surviving Corporation.

      B. Prior to the Effective Time, the Company and its subsidiary companies shall have effected a reorganization (the "TRAILS REORGANIZATION") in accordance with agreements to be mutually agreed upon by the Parties (the "REORGANIZATION DOCUMENTS"), pursuant to which, inter alia, (a) the subsidiaries of the Company listed on Exhibit A attached hereto (each, an "ACQUIRED SUBSIDIARY" and collectively, the "ACQUIRED SUBSIDIARIES") shall remain as direct or indirect subsidiaries of the Company (the Company, together with the Acquired Subsidiaries, each, an "ACQUIRED COMPANY" and collectively, the "ACQUIRED COMPANIES"), (b) the Company shall transfer to Operations ownership of all of the capital stock and equity of each of the subsidiaries of the Company listed on Exhibit B attached hereto (each, a "DISTRIBUTED COMPANY" and collectively, the "DISTRIBUTED COMPANIES"), (c) the Company shall transfer to Operations the other specified assets and all liabilities of operating and managing (i) membership campgrounds, (ii) reciprocal use and affiliation programs for use of campgrounds, and (iii) campgrounds for third parties, including the United States Forest Service (the "OPERATING BUSINESS"), and (d) the Company shall distribute to its stockholders equity interests of Operations, cash and secured notes in a form and an amount to be mutually agreed upon by the Parties (the "NOTES") in redemption of a portion of the outstanding Company Common Stock.

      C. Operations desires the other Parties to enter into this Agreement and to consummate the transactions contemplated hereby.

      D. Each of MHC and Operations acknowledges and agrees that the Trails Reorganization will be completed in connection with and as a condition precedent to the transactions contemplated by this Agreement and that the Trails Reorganization would not be completed in the absence of this Agreement. Each of the Parties acknowledge and agree that Operations will receive adequate and valuable consideration in the Trails Reorganization for its obligations under this Agreement, including Operations' indemnification obligations pursuant to
Article VIII hereof. Each of MHC and Acquisition acknowledge and agree that Operations will

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be the sole source of any payments in respect of any indemnification obligations of Operations pursuant to Article VIII hereof.

      E. Concurrently with the execution hereof, pursuant to the written consent of the holders of a majority of the voting capital stock of the Company made in accordance with Section 228 of the General Corporation Law of the State of Delaware (the "DGCL"), the requisite Stockholders of the Company have approved both the Merger and the Trails Reorganization.

      F. At the Closing, pursuant to an agreement between MHC Operating Limited Partnership (or an Affiliate thereof other than MHC or any direct or indirect subsidiary of MHC (such entity, the "NOTE PURCHASER")) and the Stockholders (the "NOTE PURCHASE AGREEMENT"), the Note Purchaser will purchase the Notes from the Stockholders for an aggregate amount to be mutually agreed upon by the Parties prior to the Closing (the "NOTE PURCHASE PRICE").

      G. Operations and the Company, on the one hand, and MHC and Acquisition, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

                                    AGREEMENT

      In consideration of the representations, warranties, covenants and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

      1.1 The Merger. Upon the terms and subject to the satisfaction of the conditions set forth in this Agreement, at the Effective Time, (a) Acquisition shall be merged with and into the Company, (b) the separate corporate existence of Acquisition shall cease, and (c) the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") in the Merger under the laws of the State of Delaware.

      1.2 Closing and Closing Date. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "CLOSING") shall take place at the offices of Katten Muchin Zavis Rosenman, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661, at 10:00 a.m. local time, on (a) the next business day after the last to be fulfilled or waived of the conditions set forth in Article VII hereof or (b) at such other time, date or place as the Company and MHC may agree in writing. The date on which the Closing occurs is referred to herein as the "CLOSING DATE." Subject to the satisfaction of the closing conditions specified herein, the Parties anticipate that the Closing shall occur on or about October 1, 2004. The Parties hereby acknowledge and agree that the Closing shall be a standard "New York style" real estate transaction without imposing additional substantive obligations on the Parties.

      1.3 Effective Time of the Merger. On the Closing Date, the Parties shall cause a certificate of merger, or other appropriate documentation (the "CERTIFICATE OF MERGER"),

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satisfying the requirements of the DGCL to be filed with the office of the
Secretary of State of the State of Delaware in accordance with the provisions of the DGCL. When used herein, the term "EFFECTIVE TIME" shall mean the date and time when the Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware or such date and time as otherwise specified in the Certificate of Merger.

      1.4 Effects of the Merger. The Merger shall, from and after the Effective Time, have the effects provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the properties, rights, privileges, powers, immunities and franchises of Acquisition and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Acquisition and the Company shall become the debts, liabilities and duties of the Surviving Corporation. If at any time after the Effective Time any further action is deemed necessary or desirable to carry out the purposes of this Agreement, the Parties agree that the Surviving Corporation and its proper officers and directors shall be authorized to take, and shall take, any and all such action. Operations covenants that, as a result of the Merger and the Trails Reorganization, as of the Effective Time neither the Company nor any of the Acquired Subsidiaries shall have (i) any liabilities except as set forth on
Schedule 1.4 (the "ASSUMED LIABILITIES") or (ii) any employees. MHC shall not assume any liabilities of the Acquired Companies other than the Assumed Liabilities. Each of the Company and Operations covenants that as of the Effective Time the Acquired Companies shall own the Real Property (including the Excess Land) free and clear of Liens except as set forth on Schedule 1.4. For purposes hereof the definition of "EXCESS LAND" shall have the meaning set forth in the Ground Lease which meaning shall be mutually agreed upon by the Parties prior to the Closing.

                                   ARTICLE II

                            THE SURVIVING CORPORATION

      2.1 Certificate of Incorporation. The Certificate of Merger shall include such amendments, schedules or supplements as may be required under the DGCL to provide that the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time shall be, or be the same as, the Certificate of Incorporation of Acquisition as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law; provided, however, that the name of the Surviving Corporation shall be the name specified in Section 2.4 hereof.

      2.2 By-Laws. The By-Laws of Acquisition as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation from and after the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

      2.3 Board of Directors and Officers. The board of directors and officers of Acquisition immediately prior to the Effective Time shall be appointed as the board of directors and officers, respectively, of the Surviving Corporation, effective as of the Effective Time, and until the earlier of their respective resignations or the time that their respective successors are duly elected or appointed and qualified.

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      2.4   Name of Surviving Corporation. The name of the Surviving Corporation shall be MHC TT Holding Company, Inc.

                                  ARTICLE III

           CONVERSION AND CANCELLATION OF SECURITIES; CONVERSION PRICE

      3.1 Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings ascribed thereto:

      "AFFILIATE" shall mean, as to any Person, any other Person, which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

      "COMPANY COMMON STOCK" shall mean the Company's common stock, par value $0.01 per share, of which 4,000,000 shares are authorized and 3,600,000 shares are issued and outstanding as of the date hereof.

      "STOCKHOLDERS" shall mean the holders of the Company Common Stock and Options immediately prior to the Effective Time.

      3.2 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties:

            (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and converted into the right to receive the Conversion Price per Share, as determined in accordance with the provisions of Section 3.4 hereof, and payable in accordance with the provisions of Section 3.5 hereof.

            (b) Each share of Company Common Stock held in the Company's treasury or in the treasury of any subsidiary of the Company immediately prior to the Effective Time, if any, shall be cancelled and extinguished without the payment of any consideration therefor.

            (c) Each share of capital stock of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of the common stock of the Surviving Corporation.

      3.3 Stockholders; Conversion Price per Share. Two business days prior to the Closing Date, the Company shall deliver to MHC a certificate in the form of Exhibit C attached hereto (the "CONVERSION CERTIFICATE"), which will be attached to, and become a part of, this Agreement and will set forth the name of each Stockholder, the aggregate Company Common Stock and Options owned thereby, the exercise price for such Options, and the portion of the Aggregate Conversion Amount allocable to such Stockholder. Each of the Company and Operations represents, warrants and covenants that the information provided in the Conversion Certificate shall be true, accurate and complete and shall be in accordance with all applicable

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organizational documents, instruments, agreements and certificates that create or relate to the Company Common Stock and Options.

      3.4 Determination of Conversion Price. The Aggregate Conversion Amount and the Conversion Price per Share shall be determined as follows:

            (a) The "AGGREGATE CONVERSION AMOUNT" shall be an amount equal to ONE HUNDRED SIXTY MILLION DOLLARS ($160,000,000) minus the Indebtedness of the Company and the Acquired Subsidiaries shown on the Indebtedness Certificate, and minus the Note Purchase Price shown on the Indebtedness Certificate.

            (b) The "CONVERSION PRICE PER SHARE" means the amount set forth on the Conversion Certificate as the Conversion Price Per Share.

      3.5   Payment for the Shares.

            (a) From and after the Effective Time, in accordance with the last sentence of this Section 3.5(a), U.S. Bank, N.A. shall act as paying agent (the "PAYING AGENT") in effecting the payment of the Aggregate Conversion Amount in respect of certificates (the "CERTIFICATES") that, prior to the Effective Time, represented Company Common Stock or Options entitled to payment of the Aggregate Conversion Amount pursuant to the Conversion Certificate. At the Effective Time, MHC or Acquisition shall deposit, or cause to be deposited, with the Paying Agent the Aggregate Conversion Amount to which the Stockholders shall be entitled pursuant to this Article III. The expenses of and any indemnification obligations to the Paying Agent shall be the sole responsibility of Operations.

            (b) At or prior to the Effective Time, the Company shall provide to each record holder of Certificates that immediately prior to the Effective Time represented Company Common Stock or Options a form of letter of transmittal in a customary form mutually agreed upon by the Parties (the "LETTER OF TRANSMITTAL") which shall, among other things, specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and instructions for use in surrendering such Certificates and receiving the Aggregate Conversion Amount in respect thereof. MHC shall cause the Paying Agent to mail the Letter of Transmittal to each Stockholder as promptly as practicable. Upon the surrender of each such Certificate, the Paying Agent shall pay the holder of such Certificate an aggregate amount equal to (i) the Conversion Price per Share multiplied by (ii) the number of shares of Company Common Stock formerly represented by such Certificate, in consideration therefor, and such Certificate shall forthwith be cancelled. Until so surrendered, each such Certificate (other than Certificates representing Company Common Stock held by the Company or held in the treasury of the Company) shall represent solely the right to receive the Conversion Price per Share multiplied by the number of shares of Company Common Stock represented thereby. No interest or dividends shall be paid or accrued on the Conversion Price per Share. If the Conversion Price per Share (or any portion thereof) is to be delivered to any Person other than the Person in whose name the Certificate formerly representing Company Common Stock surrendered thereof is registered, it shall be a condition to such right to receive payment of such Conversion Price per Share that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment

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shall pay to the Paying Agent the transfer or other similar taxes required by reason of payment of the Conversion Price per Share to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

            (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the Conversion Price per Share relating to each such share, as provided in this
Article III.

            (d) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount, and otherwise in such substance and form as the Surviving Corporation may reasonably direct as indemnity for the Surviving Corporation, MHC and the Paying Agent with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the portion of the Aggregate Conversion Amount with respect to such Certificate to which such Person is entitled pursuant to this Article III.

      3.6 Stock Options. Prior to the Effective Time, the Company's Board of Directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to (i) provide for the cancellation or exercise, effective at the Effective Time, of all the outstanding stock options or similar rights (the "OPTIONS") theretofore granted under the Equity Incentive Plan of the Company (the "STOCK OPTION PLAN"), without any payment therefor except as otherwise provided in this Section 3.6, and (ii) terminate the Stock Option Plan as of the Effective Time. Each Option, to the extent unexercised as of the Effective Time, shall thereafter no longer be exercisable but shall entitle each holder thereof, in cancellation and settlement therefor, to a payment in cash by the Company (subject to any applicable withholding taxes), at the Effective Time, equal to the amount set forth on the Conversion Certificate in respect of such Option (such amounts payable hereunder being referred to as the "OPTION PAYMENTS"). At the Effective Time, MHC or Acquisition shall deposit, or cause to be deposited, with the Paying Agent, in accordance with Section 3.5(a) hereof, the aggregate Option Payments due pursuant to this Section 3.6. Upon surrender of the certificate for an Option by the holder of such Option to the Paying Agent, the Paying Agent shall pay to such Option holder, on behalf of the Company and subject to any applicable withholding taxes, the Option Payments due under this Section 3.6 with respect to such Option.

      3.7 Repayment of Company Indebtedness. At the Effective Time, MHC will, or will cause the Surviving Corporation or any of its subsidiaries to, repay in full all amounts owing pursuant to, and discharge all of the Company's and its subsidiaries' (including both Acquired Companies and Distributed Companies) obligations under, the agreements governing the indebtedness identified on the Indebtedness Certificate. Each of the Company and Operations covenants that following payment by MHC of all Indebtedness listed on the Indebtedness Certificate, none of the Acquired Companies shall have any obligation for outstanding

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Indebtedness. For purposes hereof, "INDEBTEDNESS" shall mean, with respect to the Acquired Companies, as of the Closing Date, without duplication, (i) all indebtedness for borrowed money, including, but not limited to, all obligations evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (ii) all purchase money indebtedness, including, but not limited to, the principal portion of all obligations under capital leases, (iii) all guaranty obligations of any of the Acquired Companies with respect to the indebtedness of any other Person for borrowed money, including, but not limited to, the indebtedness for borrowed money of any of the Distributed Companies, (iv) all obligations issued or assumed as the deferred purchase price of property or services purchased by any Acquired Company that should appear as liabilities on a balance sheet in accordance with generally accepted accounting principles as in effect as of the Closing Date consistently applied ("GAAP"), (v) the principal balance outstanding under any synthetic lease, tax retention operating lease or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP, (vi) all obligations in respect of interest rate protection agreements, foreign currency exchange agreements, commodity purchase agreements or other similar exchange, swap or hedging agreements, and (vii) the maximum amount of any standby letters of credit or acceptances issued or created for the account of any Acquired Company, including, in each case, the current maturities thereof and any and all interest accrued but unpaid as of the Closing Date; provided, however, that Indebtedness shall not include (i) the Notes, (ii) any obligation under any ground lease that remains an obligation of, or is transferred to, any of the Acquired Companies in connection with the transactions contemplated by this Agreement or (iii) any liability transferred pursuant to the Trails Reorganization Documents to Operations (or any of its subsidiaries after giving effect to the Trails Reorganization).

      3.8 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Acquisition, as applicable, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Acquisition, as applicable, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

      3.9   Transactions and Documents at Closing.

            (a) At the Closing: (i) the Parties shall cause to be delivered to the Secretary of State of the State of Delaware duly executed and verified copies of the Certificate of Merger as required by the DGCL to effect the Merger, and take such further actions as may be required by the DGCL to make the Merger effective upon the terms and subject to the conditions set forth in this Agreement; and (ii) the Parties shall use reasonable efforts to deliver to each other the respective agreements, legal opinions and other documents and instruments specified herein, including, but not limited to, the documents and instruments specified in Article VII hereof to be delivered as a condition precedent to Closing.

      3.10 Escheatment of Funds. None of the Parties nor any other Person shall be liable to any former Stockholder for any amount properly delivered to a public official pursuant to

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applicable abandoned property, escheat or similar laws. Any such amounts remaining unclaimed by any Stockholder immediately prior to such time when such amounts would otherwise escheat to or become the property of any Governmental Entity, shall, to the extent permitted by applicable laws, become the property of MHC, free and clear of all claims or interest of any Person previously entitled thereto.

                                   ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF OPERATIONS AND THE COMPANY

      After giving effect to the Trails Reorganization, each of the Company and Operations represents and warrants to MHC and Acquisition as follows:

      4.1   Organization and Authority.

            (a) Each of the Acquired Companies is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation (each of which jurisdictions is listed on Schedule 4.1(a) attached hereto). Each of the Acquired Companies has the corporate or other entity power to own its properties and to carry on its business as now being conducted.

            (b) Each Acquired Company is duly qualified to do business and is in good standing as a foreign corporation or organization in each jurisdiction (each of which jurisdictions is listed on Schedule 4.1(b)) in which the failure to be so qualified would have or would reasonably be expected to have a Material Adverse Effect.

            (c) As used herein, the term "MATERIAL ADVERSE EFFECT" means, with respect to the Acquired Companies, an act, omission, circumstance, event, occurrence, change or effect that, individually or in the aggregate, is materially adverse to the assets, business or financial condition or results of operations of the Acquired Companies taken as a whole (other than circumstances, events, occurrences, changes or effects affecting the campground industry or the value of real property generally, unless the Acquired Companies are disproportionately affected by such circumstance, event, occurrence, change or effect).

            (d) Operations has delivered to MHC true, correct and complete copies of (i) the Certificate or Articles of Incorporation and By-Laws of each Acquired Company as in effect on the date hereof and (ii) the stockholder records and minute books or other corporate records of such Acquired Company as of the date hereof.

      4.2   Acquired Companies' Capital Structure.

            (a) Schedule 4.2(a) sets forth, as of the date hereof: (i) the authorized number of shares of each class of capital stock of the Company and
(ii) for each Stockholder, the number of shares of each class of capital stock of the Company issued to such Stockholder and outstanding as of the date of this Agreement. All such capital stock is held of record by the Stockholders as set forth on Schedule 4.2(a) and no other individual, corporation, partnership, association, trust, any other organization or entity or government or agency or political subdivision thereof ("PERSON") is the record or beneficial owner of any shares of the capital

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stock of the Company as of the date hereof. All outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or the By-Laws of the Company or any agreement to which the Company is a party or by which the Company is bound. All outstanding shares of capital stock of the Company have been issued in compliance with applicable federal and state securities laws. As of the date hereof, there are no dividends declared or accrued, but not paid, in respect of any of the shares of the Company Common Stock.

            (b) Schedule 4.2(b) sets forth, as of the date hereof: (i) the authorized number of shares of each class of capital stock of each Acquired Subsidiary and (ii) the number of shares of such capital stock of each Acquired Subsidiary issued to each stockholder of such Acquired Subsidiary and outstanding as of the date of this Agreement. All such capital stock is held of record by the stockholders as set forth on Schedule 4.2(b) and no other Person is the record or beneficial owner of any shares of the capital stock of any Acquired Subsidiary as of the date hereof. All outstanding shares of the capital stock of each Acquired Subsidiary are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Articles or Certificate of Incorporation, the By-Laws or other organizational document of any Acquired Subsidiary or any agreement to which any Acquired Subsidiary is a party or by which any Acquired Subsidiary is bound. Except as set forth on Schedule 4.2(b) and other than restrictions on transfer under applicable federal and state securities laws, each outstanding share of capital stock of each Acquired Subsidiary is free and clear of any lien, charge, security interest, pledge, option, right of first refusal, voting proxy or other voting agreement, or encumbrance of any kind or nature restricting the transfer or other exercise of any attributes of ownership. All outstanding shares of the capital stock of each Acquired Subsidiary have been issued in compliance with applicable federal and state securities laws. As of the date hereof, except as set forth on Schedule 4.2(b), there are no dividends declared or accrued, but not paid, in respect of any of the shares of the capital stock of any Acquired Subsidiary.

            (c) Except as set forth on Schedule 4.2(c), there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Acquired Company is a party or by which any Acquired Company is bound obligating any Acquired Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any Acquired Company, or obligating any Acquired Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar equity-related rights with respect to any Acquired Company. There are no voting trusts, proxies or other agreements or understandings to which any Acquired Company is a party with respect to the voting stock of any Acquired Company.

            (d) Except for other Acquired Companies, no Acquired Company owns or controls any shares of capital stock or any equity interest in any other Person.

            (e) As of the Effective Time, all of the outstanding capital stock of each Acquired Subsidiary will be owned directly or indirectly by the Company and there will be no

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securities or agreements of the type described in subparagraph (c) above with respect to any capital stock of any Acquired Subsidiary.

      4.3 Authority. Each of the Company and Operations (each, a "TRAILS PARTY"; and collectively, the "TRAILS PARTIES") has all requisite corporate power and authority to enter into this Agreement and has taken all corporate and stockholder action necessary to (i) approve the Trails Reorganization and consummate the transactions contemplated by the Reorganization Documents and
(ii) approve the Merger and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Trails Parties and constitutes the valid and binding obligation of each Trails Party, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution and delivery of this Agreement by either Trails Party does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under (any such event, a "CONFLICT") (i) any provision of the Certificate of Incorporation or By-Laws of Operations or any of the Acquired Companies, or (ii) except for the consents and approvals set forth on Schedule 4.3 (the "REQUIRED CONSENTS"), any Contract, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any of the Acquired Companies or any of their properties or assets except, in the case of clause (ii) above, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("GOVERNMENTAL ENTITY") is required by Operations or any of the Acquired Companies either in connection with its execution and delivery of this Agreement or its consummation of the transactions contemplated hereby, except (x) for compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), if applicable, and (y) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

      4.4 Company Financial Statements. Schedule 4.4 contains the unaudited balance sheet as of June 30, 2004 and the unaudited statement of income for the twelve months ended June 30, 2004 of Thousand Trails, Inc. ("THOUSAND TRAILS") and its subsidiaries (the "UNAUDITED JUNE 30, 2004 FINANCIAL STATEMENTS"), as well as the audited balance sheets of Thousand Trails on a consolidated basis as of June 30, 2003, and the audited statements of income, cash flow and stockholders' equity of Thousand Trails on a consolidated basis for the 12 months ended June 30, 2003, respectively, together with the consolidating schedules thereto (collectively, the "AUDITED FINANCIAL STATEMENTS"; and, together with the Unaudited June 30, 2004 Financial Statements, the "FINANCIALS"). The balance sheet included in the Audited Financial Statements is referred to herein as the "CURRENT BALANCE SHEET." Except as set forth on
Schedule 4.4, the Audited Financial Statements (including the notes thereto) have been prepared from the books and records of Thousand Trails and its subsidiaries in accordance with GAAP as in effect as of the date of the applicable statement as applied by Thousand Trails on a basis consistent throughout the periods indicated; and the Financials present fairly, in all material respects, the financial condition and operating results of Thousand Trails on a consolidated basis as of the dates thereof and during the periods indicated therein. The Company is a holding company and has no assets other than the capital stock of Thousand Trails and has no liabilities other than those incurred as a result of, and relating to, the ownership of the Thousand Trails capital stock including in respect of (i) any Indebtedness identified on the Indebtedness Certificate and
(ii) the Notes.

      4.5 No Undisclosed Liabilities. Except (a) for liabilities in the amounts set forth on the face of the Current Balance Sheet (or in the notes thereto) or (b) as set forth in Schedule 4.5, no Acquired Company has outstanding any liability, except for (i) liabilities which have been incurred in the ordinary course of business, consistent with past practices, (ii) liabilities incurred under any contract, lease, license, indenture, note, bond, mortgage, agreement or other instrument or obligation resulting from the performance by an Acquired Company of such contract, lease, license, indenture, note, bond, mortgage, agreement or other instrument or obligation (but excluding any liability resulting from any breach, default or violation thereof) and (iii) other liabilities (including those resulting from a breach, default or violation of any such contract), in each case which, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any other Acquired Company is liable for any obligation or liability assumed by the Distributed Companies pursuant to the Reorganization Documents in connection with the Trails Reorganization.

      4.6 No Changes. Except as set forth on Schedule 4.6 or as necessary to effect the Trails Reorganization, since September 30, 2003, there has not been, occurred or arisen any:

            (a) amendment or change to the Certificate of Incorporation or By-Laws of any of the Acquired Companies;

            (b) capital expenditure or commitment by any of the Acquired Companies, either individually or in the aggregate, exceeding $750,000;

            (c) destruction or damage to or loss of any material assets of any of the Acquired Companies (whether or not covered by insurance);

            (d) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by any of the Acquired Companies, other than as required by GAAP;

            (e) material revaluation by any of the Acquired Companies of any of its material assets in excess of amounts reserved therefor on the Current Balance Sheet;

            (f) increase (other than increases resulting from the calculation of reserves in the ordinary course of business consistent with past practice) or change in any assumptions underlying, or methods of calculating, any reserves for bad debt, any accruals, any contingency or other reserves;

            (g) payment, discharge or satisfaction of any claims, encumbrances, liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than the payment, discharge or satisfaction of claims, encumbrances, liabilities or obligations in the ordinary course of business consistent with past practices;

            (h) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of any of the Acquired Companies or any direct or indirect redemption, purchase or other acquisition by the Company of any capital stock of any of the Acquired Companies or any split, combination or reclassification in respect of any shares of capital stock of any of the Acquired Companies;

            (i) sale, lease, license or other disposition of any material assets or properties of any of the Acquired Companies, or the creation of any security interest in such assets or properties, except in each case, in the ordinary course of business consistent with past practices;

            (j) amendment or termination of any Contract, except in each case, in the ordinary course of business consistent with past practices;

            (k) loan by any of the Acquired Companies to any Person, guarantee by any of the Acquired Companies of any indebtedness of any Distributed Company or other Person in each case in excess of $750,000, issuance or sale of any debt securities of any of the Acquired Companies, or creation of any security interest in any of the Acquired Companies' material assets or material properties, except for (i) security interests arising in the ordinary course of business, including security interests in favor of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers, (ii) advances to employees, directors or consultants for travel and business expenses and (iii) intercompany loans as between Acquired Companies and Distributed Companies, in each case in the ordinary course of business, consistent with past practices;

            (l) waiver or release of any right or claim of any of the Acquired Companies, including any write-off or other compromise of any account receivable of any of the Acquired Companies exceeding $100,000 individually or $1,500,000 in the aggregate;

            (m) commencement or receipt of written notice or, to the Knowledge of the Company, threat of any lawsuit, arbitration or proceeding against or investigation of any of the Acquired Companies or any of their affairs;

            (n) event, condition, occurrence, change or effect that has had or would reasonably be expected to have a Material Adverse Effect; or

            (o) agreement by any of the Acquired Companies or, to the Knowledge of the Company, by any officer or employee thereof to do any of the things described in the preceding clauses (a) through (n).

      4.7   Tax and Other Returns and Reports.

            (a) Definition of Taxes. For purposes of this Agreement, "TAX" or, collectively, "TAXES," means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and goods and services, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. As used herein, Taxes shall include, with respect to any of the Acquired Companies, Taxes payable by reason of the Company and its subsidiaries (including both the Acquired Subsidiaries and the Distributed Companies) filing Tax Returns on a consolidated, combined or unitary basis.

            (b) Definition of Tax Sharing Agreement. For purposes of this Agreement, "TAX SHARING AGREEMENT" shall mean any written or unwritten agreement or arrangement for (i) the allocation or payment of Tax liabilities or (ii) payment for Tax benefits, in each case by reason of the Company and its subsidiaries (including both the Acquired Subsidiaries and the Distributed Companies) filing Tax Returns on a consolidated, combined or unitary basis with any Acquired Company.

            (c)   Tax Returns and Audits. Except as set forth on Schedule 4.7:

                  (i) Each Acquired Company has prepared and timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (the "TAX RETURNS") relating to such Acquired Company, or any of its assets, required to be filed by such Acquired Company, on or prior to the date hereof; and all Tax Returns required to be filed on or before the Effective Time by or with respect to any Acquired Company, or any of its assets, have been or will be timely filed on or before the Effective Time, and all such Tax Returns are, or in the case of Tax Returns to be filed will be, true, correct and complete in all material respects;

                  (ii) Each Acquired Company has duly and timely paid all Taxes required to be paid by such Acquired Company to any taxing authority;

                  (iii) Each Acquired Company has fully and properly withheld all payroll and similar Taxes that it is required to withhold with respect to its employees;

                  (iv) There is no Tax deficiency proposed in writing or assessed in writing against any Acquired Company that is outstanding, nor has any Acquired Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, which waiver is currently in effect;

                  (v) As of the date of each of the Financials, any and all Taxes not yet due and payable as of such date have been adequately recorded as reserves or current liabilities on the balance sheets comprising such Financials;

                  (vi) No Acquired Company has liability for any Taxes to any authority in any jurisdiction where such Acquired Company does not file a Tax Return, whether domestic or foreign, including, but not limited to, income taxes, value added taxes and sales and use taxes, and no Acquired Company has received any written claim or notice of examination or audit from any authority in a jurisdiction where such Acquired Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction and, to the Knowledge of the Company, no basis for such a claim exists;

                  (vii) No Acquired Company has received written notice that an audit or other examination of any Tax Return of any Acquired Company is currently in progress, nor has any Acquired Company been notified in writing of any request for such an audit or other examination; and no Acquired Company has received written notice of any Tax-related litigation or proceeding against any Acquired Company that currently exists or is pending;

                  (viii) MHC has been provided correct and complete copies of all federal and state income, franchise, value-added and sales and use Tax Returns filed by any Acquired Company since June 30, 1998;

                  (ix) No Acquired Company is a party to a Tax Sharing Agreement or owes any amount under any such agreement;

                  (x) No Acquired Company is a party to or is bound by any closing agreement or offer in compromise with any federal, state, local or foreign tax authority;

                  (xi) No Acquired Company is a party to any joint venture or partnership or other arrangement that the parties thereto treat as a partnership for federal income tax purposes other than an ownership interest in another Acquired Company;

                  (xii) No Acquired Company has agreed to make, nor is it
            required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax laws by reason of a change in accounting method or otherwise. No Acquired Company has taken any action that could defer a liability for Taxes of any Acquired Company from any taxable period ending on or before the Closing Date to any taxable period ending after the Closing Date;

                  (xiii) No Acquired Company (A) has been a member of an
            affiliated group of corporations, within the meaning of Section 1504 of the Code, filing a consolidated federal income Tax Return (other than one of which the Company was the common parent), or a member of a consolidated, combined or unitary group other than a combined, consolidated or unitary group of which the Company was the common parent for state, local or foreign Tax purposes; (B) has any liability for Taxes of any person (other than the Company and its subsidiaries) under Treasury Regulation 1.1502-6 (or any corresponding provision of state, local or foreign income Tax law), as transferee or successor, by contract or otherwise; (C) has filed a consent pursuant to the collapsible corporation provisions of
            Section 341(f) of the Code (or any corresponding provision of state, local or foreign Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign Tax law) apply to any disposition of any asset owned by it; or (D) has made a consent dividend election under Section 565 of the Code;

                  (xiv) There are no requests for rulings or determinations in respect of any Tax pending between, or in respect of, any Tax authority and any Acquired Company or Distributed Company.

      4.8 Restrictions on Business Activities. Except as set forth on Schedule 4.8, there is no agreement (non-compete or otherwise), judgment, injunction, order or decree to which any Acquired Company is a party or otherwise binding upon any Acquired Company which prohibits (i) any acquisition or disposition of property (tangible or intangible) by any Acquired Company, or (ii) any Acquired Company from engaging in any line of business or competing with any specified Person.

      4.9   Title to Properties; Absence of Liens and Encumbrances.

            (a) None of the Acquired Companies leases (as tenant or subtenant) any real property except pursuant to the leases set forth on Schedule 4.9(a). The Company has provided MHC with true, correct and complete copies of all such leases, including all amendments thereto. All such current leases are in full force and effect, are valid and, to the Knowledge of the Company, effective in accordance with their respective terms, and there is not, under any of such leases, any existing default by any of the Acquired Companies (or event which with notice or lapse of time, or both, would constitute a default) which individually or in the aggregate would constitute a Material Adverse Effect. Except as identified on Schedule 4.9(a), none of the real property leased (as tenant or subtenant) by any Acquired Company is shared with or jointly used with, jointly leased by, or guaranteed by, any Distributed Company. None of the leases set forth on Schedule 4.9(a) are subject to termination, modification or acceleration as a result of the consummation of the transactions contemplated hereby.

            (b) The Acquired Companies have good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material properties and assets, tangible and intangible, real, personal and mixed, movable and immovable, used or held for use in their businesses, free and clear of any liens, mortgages, pledges, charges, security interests, restrictions, claims or other similar encumbrances (including any agreement to give any of the foregoing) (collectively, "LIENS"), except (i) as set forth on Schedule 4.9(b) and (ii) Liens for Taxes not yet delinquent.

            (c) Schedule 4.9(c) sets forth a list of all real property currently owned by the Acquired Companies (the "LAND;" together with all improvements thereon, the "REAL PROPERTY") other than approximately 1,390 miscellaneous undeveloped lots that are reflected as having zero value on the Current Balance Sheet (the "SURPLUS LAND"). Except as set forth on Schedule 4.9(c) and except for the Membership Contracts, the Company's extended vacation or stay programs, the Company's storage programs and other ordinary course arrangements with members or other campground users, in each case entered into in the ordinary course of business, there are no leases, subleases or other occupancy agreements, either written or oral, granting any Person the right of use or occupancy of any Real Property (or portion thereof). Except for such usual and customary easements, licenses, rights-of-way and other customary encumbrances and minor title irregularities that do not materially interfere with the use and operation of the Real Property in the conduct of the Company's business, the Company or an Acquired Subsidiary, as the case may be, has good and insurable title to the Real Property and has furnished to MHC true and complete copies of title insurance reports and title insurance policies with respect to the Real Property. No Real Property is subject to any Lien that can be discharged through the payment of a liquidated sum of money other than (i) Liens imposed by law for Taxes that are not yet delinquent, (ii) Liens in favor of materialmen, workmen, carriers, warehousepersons or laborers not in excess of $100,000 in the aggregate, and (iii) as set forth in Schedule 4.9(c). Title to all of the Real Property is insurable by a nationally recognized title insurance company selected by MHC and reasonably acceptable to the Company, pursuant to title insurance policies that are substantially in the same form (including endorsements) as the title insurance policies issued to iStar ("EXISTING TITLE POLICIES"), except for (i) non-monetary Liens set forth in the Existing Title Policies, (ii) Liens specified in clauses (i), (ii) and (iii) of the preceding sentence, and (iii) non-monetary Liens incurred in the ordinary course of business since the date of the applicable Existing Title Policy that do not, individually or in the aggregate, materially affect the value of one or more campgrounds included in the Real Property or the operation of the business of the Acquired Companies.

            (d) The Real Property and all present uses of and operations at the Real Property comply with all laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property, except for such failures to comply as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Acquired Companies have obtained all material approvals of Governmental Entities (including certificates of use and occupancy, licenses and permits) required in connection with the construction, ownership, use, occupation and operation of the Real Property as membership campgrounds. Except as set forth on Schedule 4.9(d), none of the Acquired Companies has received any notice of, nor to the Knowledge of the Company is there, any pending or proposed condemnation proceeding, taking, lawsuit or administrative matter that would reasonably be expected to materially affect any part of the Real Property or the Company's operation thereof.

            (e) All structures, facilities and improvements on the Real Property and all structural, mechanical and other physical systems that constitute a part thereof are in sufficient condition to permit the business and operations of the Acquired Companies to continue to operate in substantially the same manner as such business and operations have been historically conducted, assuming the continuance of capital expenditures consistent with past practices. No maintenance of or repair to the Real Property or such structures, facilities and improvements (including any structural, mechanical or other physical system thereof) has been unreasonably deferred such that Operations, as of the Effective Time, is unable to conduct the Operating Business and continue its operations in substantially the same manner as such Operating Business and operations have been historically conducted, assuming the continuance of such capital expenditures consistent with past practices.

      4.10  Intellectual Property.

            (a) For purposes of this Agreement, the following terms have the following definitions:

                  (i) "INTELLECTUAL PROPERTY" means any or all of the following and all rights in, arising out of or associated therewith:
            (A) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (B) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data, supplier lists and customer lists and all documentation relating to any of the foregoing; (C) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (D) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("TRADEMARKS"); (E) all databases, data collections and content and all rights therein, throughout the world; (F) all computer software, including all source code, object code, firmware, development tools, files, records, data and documentation (including design documents, flowcharts and specifications therefor), and all media on which any of the foregoing is recorded; and (G) all domain names, uniform resource locators and other Internet or similar addresses or identifiers ("DOMAIN NAMES").

                  (ii) "COMPANY INTELLECTUAL PROPERTY" shall mean any Intellectual Property that is owned by any Acquired Company, including all Company Registered Intellectual Property.

                  (iii) "REGISTERED INTELLECTUAL PROPERTY" shall mean all United
            States, international and foreign: (a) patents; (b) registered trademarks and registered service marks (including both federal and state registrations); (c) registered copyrights; and (d) registered Domain Names.

            (b) Schedule 4.10(b) sets forth, as of the date hereof, a true, correct and complete list of all (i) Registered Intellectual Property owned by any Acquired Company (the "COMPANY REGISTERED INTELLECTUAL PROPERTY"); (ii) applications to register any Company Intellectual Property; and (iii) proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office and any equivalent authority anywhere in the world) related to any of the Registered Intellectual Property owned by the Company.

            (c) Schedule 4.10(c) sets forth, as of the date hereof, all material licenses and other agreements pursuant to which any Acquired Company licenses or otherwise is granted the right to use any Intellectual Property of any third party used in the conduct of the business of such Acquired Company, other than "shrink-wrap," "click-through" and similar widely available end-user licenses.

            (d) Except as set forth on Schedule 4.10(d), to the Knowledge of the Company, no Company Intellectual Property infringes or misappropriates the Intellectual Property of any Person, and no Acquired Company has received written notice from any Person (i) claiming that the conduct of any Acquired Company's business infringes or misappropriates the Intellectual Property of any Person or (ii) challenging the ownership of any of the Company Intellectual Property except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            (e) To the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property, except for such infringements or misappropriations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            (f) To the Knowledge of the Company, no Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or stipulation that restricts in any manner the use, transfer or licensing thereof by any Acquired Company or may be reasonably expected to affect the validity, use or enforceability of such Company Intellectual Property.

            (g) Except as set forth on Schedule 4.10(g), to the Knowledge of the Company, the execution or performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not alter or impair any Acquired Company's rights to any Intellectual Property identified on Schedule 4.10(b) or Schedule 4.10(c), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

      4.11  Agreements, Contracts and Commitments.

            (a) Schedule 4.11(a) sets forth, as of the date hereof, a true, correct and complete list of each and every contract or agreement (whether written or oral) of a type described below to which any Acquired Company is a party or by which it or any of its assets is bound (each such contract or agreement, a "CONTRACT;" and such contracts and agreements, collectively, the "CONTRACTS"),

                  (i) each contract and agreement or group of related agreements which (A) is likely to involve consideration of more than $250,000 in the aggregate, during the fiscal years ending June 30, 2004 or June 30, 2005, (B) is likely to involve consideration of more than $250,000 in the aggregate over the remaining term of such contract, or (C) is likely to involve consideration of more than $75,000 and cannot be canceled by any Acquired Company without penalty or further payment and on less than 60 days' notice;

                  (ii) (A) all employment, consulting, severance or termination agreements between any Acquired Company and any director, officer or employee of any Acquired Company providing for annual compensation in excess of $25,000 (other than any such employment agreement with a member of the Company's salesforce that is one of the Company's standard form agreements for its salesforce), and (B) all indemnification agreements between any Acquired Company and any director, officer or employee of any Acquired Company;

                  (iii) all (A) management contracts (excluding contracts for employment) and (B) contracts with consultants which involve consideration of more than $100,000;

                  (iv) all contracts, credit agreements, indentures and other agreements evidencing indebtedness for borrowed money (including capitalized leases);

                  (v) all agreements under which any Acquired Company has advanced or loaned any funds, other than travel advances and advances to sales personnel in the ordinary course of business consistent with past practices or transfers of cash among Acquired Companies pursuant to their existing cash management policies;

                  (vi)  all guarantees of any obligations in excess of $100,000;

                  (vii) all joint venture or other similar agreements, other than joint marketing programs not involving payments by any Acquired Company in excess of $25,000 per program;

                  (viii) all lease agreements with annual lease payments in
            excess of $50,000;

                  (ix) agreements under which any Acquired Company has granted any Person registration rights (including demand and piggy-back registration rights) or any other similar agreements with respect to the capital stock of such Acquired Company;

                  (x) all contracts and agreements that limit the ability of any Acquired Company to compete in any line of business or with any Person or entity or in any geographic area or during any period of time with respect to any business currently conducted by any Acquired Company;

                  (xi) all contracts and other agreements with Affiliates of the Company; and

                  (xii) any other contracts or agreements that are material to the business, assets, condition (financial or otherwise) or results of operations of Acquired Companies taken as a whole.

            (b) Except as set forth on Schedule 4.11(b): (i) each Contract is a valid and binding agreement and is in full force and effect; (ii) no Acquired Company is in breach, violation or default under, or has received written notice that it is in breach, violation or default under, any of the terms, provisions or conditions of any Contract; and (iii) to the Knowledge of the Company, there are no breaches, violations or defaults by any other Person who is a party to any Contract. Except as set forth on Schedule 4.11(b), no Contract is subject to termination, modification or acceleration as a result of the consummation of the transactions contemplated hereby.

            (c) The Company has provided to MHC a true, correct and complete copy, including all amendments thereto, of each written Contract and a true, correct and complete written summary of each oral Contract.

      4.12 Membership Contracts. Except as set forth on Schedule 4.12, no Membership Contract provides any Person with any ownership interest in or to any campground or other Real Property or facility (or portion thereof) owned or used by any of the Acquired Companies. Each Membership Contract contains all of the terms and provisions required to be included therein by applicable Law except where the failure to include any such term or provision would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Acquired Companies is in compliance with all of the provisions of each Membership Contract applicable to it and has satisfied all of its material obligations thereunder required to be satisfied except, in each case, where the failure to so comply or satisfy obligations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The reports attached to Schedule 4.12 accurately present, in all material respects when considered as a whole, the information purported to be covered thereby. Any Membership Contract transferred in connection with the Trails Reorganization was transferred in accordance with applicable Law, except where such failure to comply with applicable Law would not reasonably be expected to result in a Material Adverse Effect. As of the Effective Time, the Acquired Companies shall have validly assigned all of their interest in any Membership Contract to the Distributed Companies. "MEMBERSHIP CONTRACT" means any membership or similar agreement entered into between any of the Acquired Companies, the Distributed Companies or any of their predecessors and any Person entitling such Person to use, or providing an ownership interest in, any of the Real Property.

      4.13 Compliance with Laws. Except as set forth on Schedule 4.13 or except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each Acquired Company and each Distributed Company is in compliance with each federal, state, local, municipal, foreign or other constitution, ordinance, regulation, statute, treaty or other law adopted, enacted, implemented or promulgated by or under the authority of any Governmental Entity that is applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets or properties (each, a "LAW"); and (b) no Acquired Company or Distributed Company has received any notice or other written or oral communication from any Governmental Entity regarding, and no actual or alleged violation of, or failure to comply with, any Law, or any obligation on the part of any Acquired Company or Distributed Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature exists.

      4.14 Litigation. Except for the lawsuits, arbitration proceedings, cases and matters set forth on Schedule 4.14 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no action, suit, arbitration, mediation or other proceeding or investigation of any nature pending or, to the Knowledge of the Company, threatened against any Acquired Company or its properties before any court, arbitrator or Governmental Entity having jurisdiction over any Acquired Company.

      4.15 Insurance. Schedule 4.15 sets forth a complete and accurate list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Acquired Companies. The Company has provided or made available to MHC true, correct and complete copies of the insurance policies and fidelity bonds listed on Schedule 4.15. All premiums due and payable under all such policies and bonds have been paid and each Acquired Company is otherwise in compliance with the material terms of such policies and bonds, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, there has been no threatened termination of, or premium increase with respect to, any of such policies. From and after the consummation of the Trails Reorganization, the Distributed Companies are not insured under the policies and bonds set forth on
Schedule 4.15.

      4.16 Environmental Matters. Except as disclosed on Schedule 4.16 or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

            (a) Compliance. Each Acquired Company has complied with all Laws pertaining to the environment or environmental health and safety. The Acquired Companies have made available to MHC true and correct copies of all environmental reports in the possession of any of the Acquired Companies which relate in whole or in part to any portion of the Real Property or other real property owned at any time by any of the Acquired Companies which have been prepared since June 30, 1995.

            (b) Hazardous Materials. No Acquired Company has operated any underground storage tank, nor to the Knowledge of the Company has there been, at any time, any underground storage tank (or related piping or pumps), at any real property that any Acquired Company has at any time owned, operated, occupied or leased ("BUSINESS FACILITIES"). No Hazardous Materials are present as a result of the actions or omissions of any Acquired Company or any Distributed Company or, to the Knowledge of the Company, as a result of any actions of any third party or otherwise, in, on or under any Business Facilities, including the land and the improvements, ground water and surface water thereof, that could reasonably be expected to subject any Acquired Company to any liability.

            (c) Hazardous Material Activities. No Acquired Company has transported, stored, used, manufactured, disposed of or released Hazardous Materials in violation of any Law, nor has any Acquired Company disposed of, transported, sold or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "HAZARDOUS MATERIAL ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

            (d) Permits. Each Acquired Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "ENVIRONMENTAL PERMITS") necessary for the conduct of its business, including any Hazardous Material Activities required in the conduct of such business. All such Environmental Permits are valid and in full force and effect and are listed on Schedule 4.16. Each Acquired Company has complied with all covenants and conditions of all such Environmental Permits. To the Knowledge of the Company, no circumstances exist which could cause any Environmental Permit to be revoked, modified or rendered non-renewable.

            (e) Offsite Hazardous Material Disposal. No action, proceeding, liability or claim exists against any Acquired Company or, to the Knowledge of the Company, against any disposal site with respect to any transfer or release of Hazardous Materials generated by any Acquired Company to or at a disposal site.

            (f) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending against any Acquired Company or, to the Knowledge of the Company, threatened against any Acquired Company concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of any Acquired Company.

            (g) Definition of "Hazardous Materials". As used herein, "HAZARDOUS MATERIALS" shall mean any substance that has been designated by applicable foreign, federal, state or local Law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including, but not limited to, PCBs, asbestos, petroleum products or any fraction thereof; urea formaldehyde and any substance listed as a "hazardous substance," "hazardous waste," "hazardous material" or "toxic substance" or words of similar import, under any Law, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; the Resource Conservation and Recovery Act of 1976, as amended; the Federal Water Pollution Control Act, as amended; the Clean Air Act, as amended; the Superfund Amendment and Reauthorization Act Title III; and the regulations promulgated pursuant to such laws.

      4.17 Brokers' and Finders' Fees. None of the Acquired Companies has incurred, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      4.18  Employee Matters and Benefit Plans.

            (a) Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings ascribed thereto:

                  (i) "COBRA" shall mean Title I, Subtitle B, Part 6 of ERISA and Section 4980B of the Code, as amended;

                  (ii) "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder;

                  (iii) "COMPANY EMPLOYEE PLAN" shall refer to each "employee benefit plan" within the meaning of Section 3(3) of ERISA and any other material plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any "EMPLOYEE" or beneficiary or dependent of any Employee, or pursuant to which any Acquired Company or any ERISA Affiliate has or may have any liability, contingent or otherwise;

                  (iv)  "DOL" shall mean the Department of Labor;

                  (v) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder;

                  (vi) "EMPLOYEE" shall mean any current, former or retired employee or director of any Acquired Company;

                  (vii) "EMPLOYEE AGREEMENT" shall refer to each management, employment, stock purchase, severance, separation, collective bargaining, relocation, loan, repatriation, expatriation, visa, work permit or similar agreement, contract or arrangement, between the Company or any other Acquired Company, or any ERISA Affiliate thereof, and any Employee of any Acquired Company, or group of such Employees;

                  (viii) "ERISA AFFILIATE" shall mean any Person under common control with the Company within the meaning of Section 414(b), (c),
            (m) or (o) of the Code and the regulations thereunder or Section 4001(b) of ERISA and the regulations thereunder;

                  (ix)  "IRS" shall mean the Internal Revenue Service;

                  (x) "MULTIEMPLOYER PLAN" shall mean any Company Employee Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA; and

                  (xi) "PENSION PLAN" shall refer to each Company Employee Plan which is an "employee pension benefit plan" within the meaning of
            Section 3(2) of ERISA.

            (b) Company Employee Plans; Employee Agreements. Schedule 4.18(b) lists, as of the date hereof, (i) each Company Employee Plan and (ii) each Employee Agreement with any Employee if such Employee Agreement may require an Acquired Company to pay total consideration to any Employee greater than $250,000. Except as set forth on Schedule 4.18(b), neither the Acquired Companies nor the Distributed Companies have any plan, commitment or intention to establish any new Company Employee Plan or Employee Agreement, to modify or terminate any Company Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to MHC in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, in each case, that would result in any liability for any Acquired Company or MHC.

            (c) Employee Plan Compliance. Except as set forth on Schedule 4.18(c) or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Acquired Company and each Distributed Company has performed all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable Laws, statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code; (ii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA has occurred with respect to any Company Employee Plan that would result in any liability for any Acquired Company or MHC; (iii) there are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan that could result in any liability for any Acquired Company or MHC; (iv) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Acquired Companies or MHC (other than ordinary benefits and administration expenses incurred prior to, or typically incurred in, a termination event); (v) there are no inquiries or proceedings pending or, to the Knowledge of the Company, threatened by any Governmental Entity, including, but not limited to, the IRS or DOL with respect to any Company Employee Plan; (vi) neither any Acquired Company nor any Distributed Company, nor any ERISA Affiliate thereof, is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(l) of ERISA or Sections 4975 through and including 4980G of the Code that would result in any liability for the Acquired Companies, the Distributed Companies, MHC or any of their ERISA Affiliates; and
(vii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter with respect to each such Company Employee Plan from the IRS (and to the Knowledge of the Company, there exists no fact which would cause such determination letter to be unreliable) or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination letter.

            (d) Pension Plans. Except as disclosed on Schedule 4.18(d), none of the Acquired Companies or the Distributed Companies, nor any ERISA Affiliate thereof, has ever maintained, established, sponsored, participated in, contributed to, or had any liability (contingent or otherwise) with respect to any Pension Plan which is subject to Part 3 of Subtitle E of Title I of ERISA, Title IV of ERISA or Section 412 of the Code (including without limitation any Multiemployer Plan).

            (e)   No Post-Employment Obligations. Except as set forth on
Schedule 4.18(e), no Company Employee Plan provides, or has any liability to provide, life insurance, medical or other welfare benefits to any Employee of any Acquired Company, any Distributed Company or any ERISA Affiliate thereof upon his or her retirement or termination of employment for any reason that would result in any liability for any Acquired Company or MHC, except as may be required by COBRA or similar state statute, and no Acquired Company or Distributed Company has ever represented, promised or contracted (whether in oral or written form) to or with any Person or Persons that any such Employee(s) would be provided with life insurance, medical or other welfare benefits upon their retirement or termination of employment that would result in any liability for any Acquired Company or MHC, except to the extent required by COBRA or similar state statute.

            (f)   Effect of Transaction.

                  (i) Except as expressly contemplated herein or as set forth on Schedule 4.18(f)(i) or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, or related trust or loan that will result in any liability to any Acquired Company or MHC.

                  (ii) Except as set forth on Schedule 4.18(f)(ii), no payment or benefit which will or may be made by any Acquired Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement or otherwise may be characterized as "parachute payments" within the meaning of Section 280G(b)(2) of the Code. For each payment or benefit set forth on
            Schedule 4.18(f)(ii), Schedule 4.18(f)(ii) specifies the date the payment is to be paid or the date the benefit is to be provided, the amount of the payment or the value of the benefit, and whether or not the recipient of the payment or benefit is entitled to any additional compensation if the payment or benefit set forth on
            Schedule 4.18(f)(ii) is an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code. Unless otherwise noted, the value of each payment or benefit set forth on Schedule 4.18(f)(ii) is fully deductible by the payor and not subject to the deduction penalties set forth in Section 280G of the Code.

            (g) Employment Matters. As of the date hereof, the Acquired Companies are in compliance with all applicable Laws (including, but not limited to, the Fair Labor Standards Act, the Workers Adjustment and Retraining Notification Act, and Section 274A of the Immigration and Naturalization Act) respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            (h) Labor. No work stoppage or labor strike against any Acquired Company is pending or, to the Knowledge of the Company, threatened. Except as set forth on Schedule 4.18(h), no Acquired Company is involved in or, to the Knowledge of the Company, threatened with any labor dispute, grievance or litigation relating to labor, safety or discrimination matters involving any Employee, including, but not limited to, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in a Material Adverse Effect. To the Knowledge of the Company, no Acquired Company has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 4.18(h), no Acquired Company is a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by or for any Acquired Company.

            (i) Transferred Benefits. As of the Effective Time, the Acquired Companies have no liability with respect to any Transferred Benefits.

      4.19 Employees. As of the Effective Time, none of the Acquired Companies shall have any employees or any obligations for compensation or other employee benefits whatsoever to any former employees of any Person, including any of the Acquired Companies, the Distributed Companies or any of their predecessors.

      4.20 Governmental Authorizations and Licenses. As of the Effective Time, Operations or its subsidiaries will possess all consents, licenses, permits, grants or other authorizations required for (a) the operation of the Operating Business as conducted by the Acquired Companies as of the date hereof or (b) the holding of an ownership interest in the Operating Business (collectively, the "OPERATIONS AUTHORIZATIONS"), other than those Operations Authorizations, that the failure to possess would not have or reasonably be expected to have a Material Adverse Effect. The Operations Authorizations set forth on Schedule 4.20(a) constitute all the material authorizations, consents, licenses, permits and grants required to permit Operations to operate or conduct the Operating Business as conducted by the Acquired Companies as of the date hereof or hold any interest in its properties or assets. The Operations Authorizations set forth on Schedule 4.20(a) are in full force and effect and are not subject to termination by reason of the Merger. As of the Effective Time and except as would not have or reasonably be expected to have a Material Adverse Effect, (x) all conditional use permits required for the operation of the Real Property and for the existence and operation of membership campgrounds on the Real Property ("CONDITIONAL USE PERMITS") shall be in full force and effect and shall be held by the applicable Acquired Company, (y) all appropriate disclosure statements ("DISCLOSURE STATEMENTS") relating to the Membership Contracts required for Operations to conduct the Operating Business after the Effective Time shall have been recorded, registered or filed by Operations with the appropriate Governmental Entities, and (z) Operations shall have caused the Ground Lease to have been registered with and approved by the appropriate Governmental Entities.

      4.21 Related Party Transactions. Other than (i) transactions, licenses and agreements contemplated by this Agreement and (ii) the Contracts set forth on Schedule 4.21, there are no transactions or agreements (whether written or oral) between any of the Acquired Companies, on the one hand, and any of the Distributed Companies, on the other hand, that require the fulfillment of any obligations, liabilities or payments by any of the Acquired Companies on or after the Closing Date.

                                   ARTICLE V

              REPRESENTATIONS AND WARRANTIES OF MHC AND ACQUISITION

      As of the date hereof, MHC and Acquisition jointly and severally represent and warrant to the Company and Operations as follows:

      5.1 Organization, Standing and Power. MHC is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland, and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of MHC and Acquisition has the corporate power to own its properties and to carry on its business as now being conducted. Each of MHC and Acquisition is duly qualified to do business and is in good standing as a foreign corporation or organization in each jurisdiction in which the failure to be so qualified would have or would reasonably be expected to have a material adverse effect.

      5.2 Authority. Each of MHC and Acquisition has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of MHC and Acquisition. This Agreement has been duly executed and delivered by MHC and Acquisition and constitutes the valid and binding obligation of MHC and Acquisition, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution and delivery of this Agreement by MHC and Acquisition do not, and the consummation of the transactions contemplated hereby will not, constitute a Conflict with (i) any provision of the Certificate of Incorporation or By-Laws of MHC or Acquisition, (ii) any contract to which MHC or Acquisition is a party or by which any of its respective properties or assets is bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MHC or Acquisition or their properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party (so as not to trigger any Conflict) is required by or with respect to MHC or Acquisition in connection with MHC's or Acquisition's execution and delivery of this Agreement, or its consummation of the transactions contemplated hereby, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (ii) compliance with the HSR Act.

      5.3 Ownership of MHC and Acquisition; No Prior Activities. Each of MHC and Acquisition was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Neither MHC nor Acquisition (i) has conducted or will, prior to the Effective Time, conduct any business and (ii) has any or will, prior to the Effective Time, have any assets or liabilities, except, in either case, in connection with the transactions contemplated by this Agreement. As of the date hereof, the authorized capital stock of Acquisition consists of 100 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by MHC free and clear of any Liens.

      5.4 Brokers' and Finders' Fees. Neither MHC nor Acquisition has incurred, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      5.5 Litigation. There is no legal proceeding pending or, to the knowledge of MHC or Acquisition, threatened against MHC or Acquisition, other than those which would not reasonably be expected to have a material adverse effect on any of the Stockholders.

      5.6 Financing. As of the Effective Time, MHC will have cash in an aggregate amount sufficient to pay the amounts required to be paid by it, the Surviving Corporation or

Acquisition pursuant to this Agreement and all contemplated fees and expenses related to the transactions contemplated by this Agreement to be paid by MHC, Acquisition or the Surviving Corporation; and MHC will use or make such cash available to Acquisition and the Surviving Corporation to allow them to fulfill all such obligations.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

      6.1 Indebtedness Certificate. Two business days prior to the Closing Date, the Company shall deliver to MHC a certificate (the "INDEBTEDNESS CERTIFICATE") which will be attached to, and become a part of, this Agreement setting forth (i) all outstanding Indebtedness of the Acquired Companies as of the Closing Date and, with respect to any Indebtedness owed to a financial institution, a pay-off letter confirming the pay-off amount of such Indebtedness as of the Closing Date, and (ii) the Note Purchase Price. Each of the Company and Operations represents, warrants and covenants that the information provided in the Indebtedness Certificate shall be true, accurate and complete.

      6.2 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including, but not limited to, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby shall be the obligation of the respective Party incurring such fees and expenses; provided, however that the Company and Operations, on the one hand, and MHC and Acquisition, on the other hand, shall share equally the costs related to preparation of surveys of the campground properties containing the Excess Land.

      6.3 Public Disclosures. MHC, on the one hand, and the Trails Parties, on the other hand, shall mutually agree to the text of both of the press releases announcing the signing of this Agreement to be issued, respectively, by MHC and the Company (the "INITIAL PRESS RELEASES"), and shall mutually agree upon the time and manner in which the Initial Press Releases shall be issued. Prior to the issuance of the Initial Press Releases, except as otherwise may be required by applicable Law, no Party shall (i) make any public statement or announcement relating to such Party's activities in connection with this Agreement, or (ii) communicate any information relating to such Party's activities in connection with this Agreement to any member of the news media if that Party knows or has reason to know that all or any portion of that information is likely to be made publicly available before the issuance of the Initial Press Releases. After the issuance of the Initial Press Releases and prior to the Closing, MHC and the Company shall consult with each other before issuing any other press release or otherwise making any public statement with respect to this Agreement or the Merger or the transactions contemplated hereby or thereby (other than information previously disclosed or announced to the public in accordance with the terms hereof) and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law.

      6.4 HSR and Other Regulatory Filings. As soon as reasonably practicable, MHC and the Company each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") Notification and

Report Forms relating to the transactions contemplated herein if required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any other applicable jurisdiction, as agreed to by the Parties. MHC and the Company each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the Parties may reasonably deem appropriate.

      6.5   Certain Tax Matters.

            (a) MHC Actions. MHC agrees that the Notes will not be repaid other than with cash from assets or continuing, separate operations of the Company, from loans against the Company's assets or in connection with a refinancing of the Notes. The Company agrees that to the extent MHC satisfies the covenant contained in this Section 6.5(a), as of the Effective Time, the aggregate "earnings and profits" (within the meaning of, and calculated in accordance with, the Code) of the Acquired Companies shall not be in excess of the Residual Amount. For purposes of this Agreement, "RESIDUAL AMOUNT" shall mean: (i) $10,000,000 if, on or prior to August 18, 2004, the Company shall have received (A) evidence reasonably satisfactory to the Company from an institutional lender providing for aggregate net indebtedness for borrowed money by the Surviving Corporation and its subsidiaries (after giving effect to the Trails Reorganization) from such institutional lender in an aggregate amount of at least $120,000,000 and which does not assume that any contributions will be made, or credit support given, by MHC or any of its Affiliates to the Surviving Corporation or its subsidiaries; and (B) an appraisal reasonably satisfactory to the Company evidencing an appraised value of Operations and its subsidiaries (after giving effect to the Trails Reorganization) of at least $25,000,000; or
(ii) such amount as is mutually agreed upon by the Parties.

            (b) Pre-Closing Cooperation. Until the Closing Date, if any Acquired Company receives any written notice from any taxing authority relating to an audit (whether pending or threatened) of any Tax Return filed by an Acquired Company or proposing an adjustment to any Tax payable by an Acquired Company, the Company shall give prompt written notice thereof to MHC, which notice shall describe in detail the audit or proposed adjustment.

            (c) Tax Cooperation. The Parties shall each: (i) reasonably cooperate in the preparation of any Tax Returns which the other is responsible for preparing and filing; (ii) reasonably cooperate in preparing for any audits of, or disputes with taxing authorities regarding, any Taxes relating to any of the Acquired Companies or Distributed Companies; (iii) make available to the other and any taxing authority, as reasonably requested, all information, records and documents with respect to Taxes relating to any of the Acquired Companies or Distributed Companies for taxable periods (and portions thereof) that end on or before the Closing Date ("PRE-CLOSING TAXABLE PERIODS"); (iv) provide prompt notice to the other in writing of any pending or threatened audits or assessments with respect to Taxes relating to any of the Acquired Companies for Pre-Closing Taxable Periods; and (v) promptly furnish the other with copies of all correspondence received from any taxing authority in connection with any audit or information request with respect to Taxes relating to any of the Acquired Companies for Pre-Closing Taxable Periods.

            (d)   Tax Returns.

                  (i) Except as otherwise provided in Section 6.5(d)(ii) hereof, MHC shall prepare and file, or shall cause the applicable Acquired Company to prepare and file, all Tax Returns required to be filed after the Closing Date by or with respect to any Acquired Company.

                  (ii) Operations shall prepare or cause to be prepared (i) all federal, state, local and foreign Tax Returns required to be filed by the Acquired Companies after the Closing Date (including any consolidated, combined or unitary Tax Returns which include both Acquired Companies and Distributed Companies) with respect to any taxable period ending on or before the Closing Date (the "PRE-CLOSING RETURNS") and (ii) all federal, state, local and foreign income Tax Returns required to be filed by the Acquired Companies with respect to a taxable period (a "STRADDLE PERIOD") commencing prior to the Closing Date and ending after the Closing Date (an "INCOME TAX STRADDLE PERIOD RETURN", and together with the "PRE-CLOSING RETURNS", the "OPERATIONS RETURNS"). To the extent permitted by applicable Law, Operations and MHC shall elect to treat the Closing Date as the last day of any taxable period applicable to the Acquired Companies. The Operations Returns shall be prepared substantially in accordance with applicable Law and the custom and past practices of the Acquired Companies in preparing their Tax Returns. MHC shall provide Operations with access to the Acquired Companies' books and records and personnel and accountants for the purpose of preparing the Operations Returns and otherwise cooperate with Operations in the preparation thereof. Operations shall submit each Operations Return to MHC at least 20 days prior to the due date thereof (taking into account all extensions properly obtained, which extensions shall be obtained by MHC at the request of Operations) for its review and approval, which approval shall not be unreasonably withheld. MHC shall timely file each Operations Return received from Operations and pay the Tax shown thereon. Operations covenants to provide funds to MHC on a timely basis as provided in
            Section 6.5(i) hereof.

                  (iii) MHC shall prepare or cause to be prepared all federal, state, local and foreign Tax Returns, other than income Tax Returns, required to be filed by the Acquired Companies with respect to the Straddle Period (a "NON-INCOME TAX STRADDLE PERIOD RETURN") and, together with the Operations Returns and all other Straddle Period Returns, the "POST-CLOSING RETURNS"). The Non-Income Tax Straddle Period Returns shall be prepared substantially in accordance with applicable Law and the custom and past practices of the Acquired Companies in preparing their Tax Returns. MHC shall deliver to Operations at least 20 days prior to the due date thereof (taking into account all extensions properly obtained) each Non-Income Tax Straddle Period Return for its review and approval, which approval shall not be unreasonably withheld. MHC shall timely file each Straddle Period Return and pay the Tax shown thereon. Operations covenants to provide funds to MHC on a timely basis as provided in
            Section 6.5(i) hereof.

                  (iv) If the taxable income, or the liability for Taxes, of an Acquired Company for any Straddle Period needs to be allocated for any reason under this Agreement to the portion of the Straddle Period ending on the Closing Date, such allocation shall be made by closing the books of the Acquired Company as of the close of business on the Closing Date. Notwithstanding the foregoing sentence, in the case of (x) franchise taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or (y) ad valorem Taxes, the portion of such Taxes attributable to the portion of the Straddle Period that ends on the Closing Date shall be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the entire number of days in the Straddle Period.

            (e) Amended Tax Returns. Neither MHC nor any Acquired Company will amend any Tax Returns of any Acquired Company for any period ending on or prior to the Closing Date without the prior written consent of Operations, which consent shall not be unreasonably withheld.

            (f) Tax Sharing Agreement. Any Tax Sharing Agreement that may exist between any of the Acquired Companies, on the one hand, and any of the Distributed Companies, on the other hand, and all obligations and rights thereunder, shall terminate as of the Closing and have no further effect for any taxable year (whether the current year, a future year or a past year), and the Acquired Companies and the Distributed Companies, as the case may be, shall cease to have any liability to make or rights to receive any payments thereunder for any amounts due in respect of periods ending prior to or on or after the Closing Date.

            (g) Purchase Price Allocation. For all Tax purposes, the Parties shall allocate all of the consideration to be paid pursuant to Article III hereof to the Company Common Stock and not to any other agreements or obligations. Any payments made under Article VIII hereof shall be treated for all Tax purposes as an adjustment to the purchase price for the Company Common Stock.

            (h) Audits. The Parties shall endeavor to agree which Party (the "CONTROLLING PARTY") would bear the principal liability under this Agreement for any Taxes that could arise in connection with any Tax audit or administrative or judicial proceeding (a "TAX CONTROVERSY"). The Controlling Party shall have the right, at its sole cost and expense to represent the interests of the Acquired Companies and Distributed Companies in such Tax Controversy, provided that the Controlling Party shall not settle any claim for Taxes which could have an adverse impact on the other Party (the "NON-CONTROLLING PARTY") without the prior written consent of the Non-Controlling Party, which consent shall not be unreasonably withheld, and further provided that, if Operations is the Controlling Party, no Acquired Company shall be required to pay any Taxes that must be paid as a precondition to the initiation of any such Tax Controversy unless Operations advances the necessary funds for the payment of such Taxes to MHC. Notwithstanding the fact that the Parties have agreed that Operations should be the Controlling Party with respect to a Tax Controversy, Operations may elect not to represent the interests of the Acquired Companies in such Tax Controversy in which case MHC shall then become the Controlling Party for such Tax Controversy. The Controlling Party shall not settle any claim for

Taxes for which the Non-Controlling Party would be liable without the prior written consent of the Non-Controlling Party, which consent shall not be unreasonably withheld, and the Non-Controlling Party shall reimburse the Controlling Party for any reasonable costs, fees or expenses incurred in connection with the portion of such Tax Controversy related to Taxes that would be borne by the Non-Controlling Party. In any Tax Controversy that may result in a liability for Taxes of the Non-Controlling Party, the Controlling Party shall keep the Non-Controlling Party informed of all activities in connection with the Tax Controversy and shall promptly deliver to the Non-Controlling Party copies of all correspondence sent and received in connection with the Tax Controversy and shall respond reasonably to all suggestions from the Non-Controlling Party with respect to the Tax Controversy. This Section 6.5(h), and not Section 8.4 hereof, shall be controlling in cases where (but for this sentence) both sections would apply but the remaining provisions of Article VIII shall continue to apply to any such claim for indemnification.

                  (i)   Tax Indemnity.

                        (i)   Subject to the limitations set forth in Section
                  8.2 hereof, Operations hereby indemnifies MHC and each of its Affiliates (including, effective upon the Closing, each of the Acquired Companies) against and agrees to hold each of them harmless from any (u) Tax of an Acquired Company related to a Pre-Closing Taxable Period or to the portion of a Straddle Period ending on the Closing Date, (v) liability for gain on the sale of Windsor campground and waterslide, (w) liability for the payment of any amount as a result of any Acquired Company having been prior to the Closing a party to or obligated under any Tax sharing, Tax allocation or Tax indemnity agreement or arrangement, (x) liability for Taxes of an Acquired Company resulting from the Trails Reorganization,
                  (y) liability for Taxes of MHC or any Tax Affiliate resulting from a breach of the representation or covenant made by the Company in Section 6.5(a) hereof (including, for the avoidance of doubt, any Taxes, interest or penalties that may be imposed on MHC or Manufactured Home Communities, Inc. ("MHC INC.") as a result of any actual or deemed dividend required to be paid by reason of such breach), (z) liabilities, costs, expenses (including, but not limited to, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in the foregoing clauses (u), (v), (w), (x) or
                  (y) (the sum of the amounts described in clauses (u), (v), (w), (x), (y), and (z) being referred to herein as a "TAX LOSS"). "TAX AFFILIATE" means each of MHC, MHC Inc., MHC Trust, MHC Operating Limited Partnership, and any successor in interest of any of the foregoing.

                        (ii) For purposes of this Section 6.5(i), in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax related to the portion of such Straddle Period ending on the Closing Date shall be determined in accordance with Section 6.5(d)(iv) hereof.

                        (iii) Operations shall make payment under this Section
                  6.5(i) to MHC or any other Person designated by MHC within 30 days after MHC provides written notice to Operations stating that a Tax Loss has been incurred and the amount thereof. To the extent Operations is liable under Treasury Regulation 1.1504-6 (or any corresponding provision of state, local or foreign income Tax law) for any Tax giving rise to a payment obligation under this Section 6.5(i) and to the extent Operations makes a payment under this Section 6.5(i) with respect to such Tax, MHC covenants that it will pay the amount of such Tax to the relevant governmental authority and agrees to indemnify and hold harmless Operations for any liability it may have with respect of such Tax.

                        (iv) Tax Refunds. Operations shall be entitled to all refunds of Taxes of any Acquired Company, and any amounts credited against Taxes to which any Acquired Company becomes entitled, to the extent such refunds or credits relate to any Pre-Closing Taxable Period.

                        (v) Limitations on Tax Indemnity. The amount of any Tax Loss shall be reduced (i) to take into account any net Tax refund, Tax credit or reduction in Taxes actually and currently realized as a result of the recognition of the Tax Loss, and (ii) to take into account any payment actually received by MHC with respect to a Tax Loss.

                        (vi) MHC agrees that, in the event of a breach of the representation made by the Company in Section 6.5(a) hereof,
                  (i) MHC will use its best efforts to make a distribution of any non-REIT earnings and profits in accordance with Treasury Regulations 1.857-11(c) and Section 852(e) of the Code, to the extent such provisions are available and would reduce the Taxes or other Losses that MHC or any Affiliate of MHC otherwise would owe or incur as a result of such breach, and
                  (ii) each Affiliate of MHC will use its best efforts to make a distribution of its share of income attributable to any distribution described in clause (i) of this subsection that it receives (directly or indirectly) from MHC, to the extent such a distribution would reduce the Taxes or other Losses that such Affiliate otherwise would owe or incur as a result of such breach.

      6.6   Transfer of Certain Employee Benefits.

            (a) Prior to the Merger, the Company shall transfer and assign to Operations, and Operations shall assume from the Company, all rights and obligations under any Company Employee Plan and Employee Agreement that is sponsored, maintained or otherwise provided by any of the Acquired Companies or to which any of the Acquired Companies may have any liability, including, without limitation, any retiree health obligations and all other health, dental, long term disability, short term disability, life, supplemental life, accidental death and dismemberment, and business travel accident insurance plans or arrangements (with all such rights and obligations previously described in this Section 6.6(a) collectively referred to as the "TRANSFERRED BENEFITS"). With respect to each Transferred Benefit, the Acquired Companies shall transfer and assign to Operations and Operations shall assume prior to the Effective Time any insurance policies and service agreements that are held for or entered into in connection with the Transferred Benefits and any assets of any Company Employee Plan constituting a part of any of the Transferred Benefits. The Company shall obtain all consents required from, and provide any required notices to, any third parties (e.g., insurers, the Pension Benefit Guaranty

Corporation or third party administrators), participants or beneficiaries in connection with the transfer and assignment of the Transferred Benefits and the associated insurance policies and services agreements.

            (b) The Company's transfer and assignment, and Operations' assumption, of all Transferred Benefits and any insurance policies and service agreements related thereto shall comply with the Health Insurance Portability and Accountability Act of 1996, as amended, and all other applicable Laws and regulations.

      6.7 Conduct of the Business. The Company covenants and agrees that during the period from the date of this Agreement to the Effective Time (unless the Parties shall otherwise agree in writing and except as otherwise contemplated by this Agreement), other than as necessary to effect the Trails Reorganization or the sale of Windsor campground and waterslide, it will, and will cause each of its subsidiaries to, in all material respects (i) conduct its operations in the ordinary course of business, with no less diligence and effort than would be applied in the absence of this Agreement, (ii) use commercially reasonable efforts to keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it, and (iii) timely file all Tax returns in accordance with past practices and proceedings; provided, however, that none of the following shall in themselves (either alone or in combination) constitute a failure to comply with the foregoing provisions of this Section 6.7, and none of the following shall be taken into account in determining whether the Company has failed to comply with the foregoing provisions of this Section 6.7: (A) any change, effect or circumstance that arises by reason of a deterioration in the financial markets, the economy or the industries in which the Company and its subsidiaries operate (whether in the United States, Canada or any foreign country in which they operate), (B) any change, effect or circumstance that is attributable to the disclosure of the fact that MHC is the prospective acquiror of the Company or the announcement or pendency of the transactions contemplated hereby; (C) any change, effect or circumstance that directly arises out of any action taken by MHC or any of its Affiliates; (D) any mandatory change, effect or circumstance arising from any change in accounting requirements or principles or any change in applicable Laws; (E) any change, effect or circumstance arising from compliance with the terms of, or the taking of any action required by, this Agreement; or (F) any change, effect or circumstance attributable to any acts of war involving the United States or, hostilities or terrorist activity involving the United States, including without limitation any continuation or material worsening of hostilities involving the combat of terrorism or other national security issues involving the United States.

      6.8 Supplements to Schedules. From time to time prior to the Closing Date, the Company shall amend or supplement any of the Schedules to this Agreement with respect to any matter that comes to its attention that arises after the date of this Agreement (but not with respect to any matter coming into existence or occurring at or prior to the date hereof) that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such a schedule or that is necessary to supplement, update, complete or correct any information in any representation or warranty contained in Article IV hereof. In determining whether the condition set forth in Section 7.2(a) hereof is satisfied, no such supplemental disclosures shall be given effect; for purposes of Articles IV and VIII hereof, any such supplemental disclosure shall be given effect.

      6.9 Trails Reorganization. Prior to the Effective Time, the Company shall consummate the Trails Reorganization in accordance with the provisions of the Reorganization Documents.

      6.10 Additional Obligations. At the Closing, the Note Purchaser shall purchase the Notes from the Stockholders for the aggregate Note Purchase Price in accordance with the provisions of the Note Purchase Agreement. The Parties hereby agree that after the Closing, the Note Purchaser may secure the Notes with the stock or assets of MHC or any of its subsidiaries or with any other appropriate collateral. Each of MHC and the Company covenant and agree to utilize the provisions of the iStar Amendment to pay off the iStar Debt and to obtain releases of any liens securing such iStar Debt in order to consummate the Merger and the transactions contemplated thereby.

      6.11 Schedules to this Agreement. The Parties acknowledge that the schedules (the "SCHEDULES") and exhibits A and B and a form of exhibit C (the "EXHIBITS") to this Agreement have not been attached to this Agreement as of the date hereof. The Parties covenant and agree to use good faith, commercially reasonable efforts to prepare and attach to this Agreement within fourteen (14) days of the date hereof such Schedules and Exhibits in form and substance mutually agreeable to the Parties.

      6.12 E&P Transactions. The Company covenants to undertake commercially reasonable transactions prior to the Effective Time to cause earnings and profits of the Acquired Companies as of the Effective Time to be an amount that does not exceed the Residual Amount (the "E&P TRANSACTIONS") and such E&P Transactions shall be subject to the reasonable approval of MHC and Acquisition acting in good faith.

      6.13 Release of Leisure Time Escrow. The Company covenants that it shall pay off the entire balance (including accrued interest thereon) of the promissory note held by Steven Albertsen pursuant to that certain Settlement Agreement, dated April 23, 1997, between Leisure Time Resorts of America, Inc. ("LEISURE TIME"), as successor by merger to Albertsen Investment Corporation, and Steven Albertsen and take all other actions necessary to release the shares of Leisure Time purchased by Leisure Time pursuant to the Settlement Agreement from escrow so that as of the Effective Time Thousand Trails will own all of the outstanding capital stock of Leisure Time.

      6.14 Working Capital Facility. Each of the Company and Operations covenant and agree to use commercially reasonable good faith efforts to cause Operations, prior to the Closing, to (a) enter into a working capital loan facility (the "REPLACEMENT FACILITY") with terms substantially similar to the current working capital credit facility between Union Bank of California and Thousand Trails (the "EXISTING CREDIT FACILITY") and (b) terminate the Existing Credit Facility and obtain all necessary releases thereunder. In the event that the Company and Operations are unable to obtain a Replacement Facility, MHC shall use commercially reasonable good faith efforts to obtain a Replacement Facility for Operations from a third party lender or MHC (or one of its Affiliates) shall provide a Replacement Facility on terms mutually agreed to by the Company, Operations and MHC (or the MHC Affiliate providing such Replacement Facility).

      6.15 Joint Venture Agreement. The Parties acknowledge that MHC shall have the right to use the Excess Land to offer non-membership products; provided, however, that if MHC uses the Excess Land for park model or recreational vehicle resort purposes Operations shall have the right to participate with MHC as a joint venturer and/or receive industry-standard management fees in connection with such use pursuant to the agreement described in the next sentence. The Parties covenant and agree to use commercially reasonable efforts to prepare a form of joint venture/management fee agreement with terms mutually agreeable to the Parties to be attached to this Agreement as Exhibit D within twenty-one (21) days of the date hereof (the "JOINT VENTURE AGREEMENT"), which Joint Venture Agreement shall be executed by the Parties in the event that MHC intends to use the Excess Land for park model or recreational vehicle resort purposes.

      6.16 Exclusivity. From the date hereof through the earlier of (i) the Closing or (ii) the termination of this Agreement in accordance with the terms hereof, the Company and Operations shall not and shall cause all of their employees, agents, subsidiaries and affiliates (the "KTTI PARTIES") not to, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other Person relating to the acquisition of the stock of or interests in the Company, the Company's assets or business (including, the Properties (as defined in the Ground Lease)), in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise, and the Company and Operations shall immediately notify MHC regarding any contact between the Company or Operations or their respective representatives and any other Person regarding any such offer or proposal or any related inquiry. The Company and Operations covenant that if either of the KTTI Parties breach this exclusivity covenant, or within six months of the termination of this Agreement, in accordance with the terms hereof, either of the KTTI Parties signs a letter of intent or other agreement relating to a transaction substantially similar to the transactions contemplated by this Agreement, then the Company and Operations shall notify MHC immediately of such event.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

      7.1 Conditions to Obligations of Each Party. The respective obligations of each Party to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

            (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation, injunction, order or decree enacted, entered, enforced, promulgated, issued or deemed applicable to the Merger which makes or which could reasonably be expected to make the consummation of the Merger illegal.

            (b) HSR Act. All waiting periods under the HSR Act relating to the transactions contemplated hereby shall have expired or terminated early without any conditions or restrictions related thereto.

            (c) iStar Debt. The iStar Debt shall have been paid off in accordance with the provisions of the iStar Amendment.

      7.2 Conditions to Obligations of MHC and Acquisition. The obligations of MHC and Acquisition to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by MHC:

            (a) Representations and Warranties. The representations and warranties of the Company in this Agreement (a) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and (b) that are qualified by materiality or Material Adverse Effect will be true and correct in all respects on and as of the Effective Time as though such representations and warranties were made on and as of such time, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.

            (b) Covenants. The Company and Operations each shall have performed and complied with all covenants and obligations of this Agreement required to be performed and complied with by each of them as of the Effective Time.

            (c) Certificate of the Company. MHC shall have been provided with a certificate executed on behalf of the Company by the Company's President or its Chief Executive Officer, its Chief Operating Officer or its Chief Financial Officer to the effect that, as of the Effective Time, the conditions set forth in Sections 7.2(a) and 7.2(b) hereof have been met.

            (d) Indebtedness Certificate. MHC shall have received the Indebtedness Certificate, at least two (2) business days prior to the Closing.

            (e) Legal Opinion. MHC shall have received the opinion of Ropes & Gray LLP, counsel to the Company and Operations, in form and substance reasonably acceptable to MHC and Acquisition.

            (f) Settlement of Intercompany Accounts. All intercompany accounts between any of the Acquired Companies, on the one hand, and any of the Distributed Companies, on the other hand, shall have been paid or contributed to the capital of the borrower, and no Acquired Company shall have any intercompany payable to any Distributed Company. No intercompany debt obligations of the Acquired Companies shall remain outstanding upon the completion of the Trails Reorganization. To the extent possible, intercompany payables and intercompany receivables will be netted between the Acquired Companies and the Distributed Companies in order to minimize the amount required to be contributed to capital by either party.

            (g) Ground Lease. Operations shall have entered into and delivered to MHC a Ground Lease, substantially in the form attached hereto as Exhibit E (the "GROUND LEASE"), and shall have executed and delivered all documents and made all filings required in order to give MHC a perfected security interest in and to the collateral described in the Ground Lease and the documents entered into in connection therewith.

            (h) Consents and Lien Releases. As long as MHC fulfills its obligations under Section 3.7 hereof, the Company shall have obtained the consents, approvals and lien releases set forth on Schedule 7.2(h); provided, however, that if such consents, approvals and lien releases have not been obtained and this condition to Closing is the only condition that has not been satisfied, the Parties shall negotiate in good faith to attempt to mutually agree upon an alternative arrangement which will, at no additional cost or detriment to MHC and with no material cost or material detriment to the Company, provide MHC with the same rights and benefits MHC would have received had such consents, approvals and lien releases been obtained.

            (i) Reciprocal Rights/Cross Marketing Agreement. Operations shall have entered into and delivered to MHC a Reciprocal Rights/Cross Marketing Agreement in a form mutually agreed upon by the Parties (the "RECIPROCAL RIGHTS/CROSS MARKETING AGREEMENT").

            (j) REIT Election. MHC shall not have received an opinion of its counsel stating that MHC's ownership of the Acquired Companies would prevent MHC from making a valid election to be treated as a real estate investment trust ("REIT") under Section 856 of the Code as a result of any change in Law or the interpretation of Law by a Governmental Entity after the date hereof.

            (k)   Earnings and Profits.

                  (i) The Company shall have delivered to MHC a report from a nationally recognized accounting firm in form and substance reasonably satisfactory to MHC regarding the "earnings and profits" (within the meaning of, and calculated in accordance with, the Code) of the Acquired Companies and the

            Distributed Companies as of June 30, 2004, together with documents supporting the statements contained in such report.

                  (ii) As of the Effective Time, the "earnings and profits" (within the meaning of, and calculated in accordance with, the Code) of the Acquired Companies shall not exceed the Residual Amount.

            (l) FIRPTA Certificate. The Company shall have delivered to MHC a certificate in accordance with Section 1445 of the Code in a customary form mutually agreed upon by the Parties certifying that none of the Persons receiving merger consideration in the transactions contemplated by this Agreement is a "foreign person" as defined in Section 1445 of the Code and that each of the Acquired Companies is therefore exempt from the withholding requirements of said section.

            (m) Permits and Licenses. The Company shall have delivered to MHC documents in form and substance reasonably satisfactory to MHC evidencing the fact that (i) the material Conditional Use Permits are validly held by the applicable Acquired Companies and such Conditional Use Permits shall be valid and in full force and effect immediately after the Effective Time, and (ii) Operations holds all material Operations Authorizations and such Operations Authorizations shall be valid and in full force and effect immediately after the Effective Time.

            (n) Trails Reorganization. The Company shall have consummated the Trails Reorganization in accordance with the provisions of the Reorganization Documents.

      7.3 Conditions to the Obligations of the Company and Operations. The obligations of the Company and Operations to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

            (a) Representations and Warranties. The representations and warranties of the MHC and Acquisition in this Agreement (a) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and (b) that are qualified by materiality or Material Adverse Effect will be true and correct in all respects on and as of the Effective Time as though such representations and warranties were made on and as of such time, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.

            (b) Covenants. MHC and Acquisition shall each have performed and complied with all covenants and obligations of this Agreement required to be performed and complied with by each of them as of the Effective Time.

            (c) Certificate of MHC. The Company shall have been provided with a certificate executed on behalf of MHC to the effect that, as of the Effective Time, the conditions set forth in Sections 7.3(a) and 7.3(b) hereof have been met.

            (d)   Ground Lease. MHC shall have entered into the Ground Lease.

            (e) Reciprocal Rights/Cross Marketing Agreement. MHC shall have entered into and delivered to Operations the Reciprocal Rights/Cross Marketing Agreement.

            (f) Legal Opinion. The Company and Operations shall have received the opinion of Katten Muchin Zavis Rosenman, counsel to MHC and Acquisition, in form and substance reasonably acceptable to the Company and Operations.

            (g) Permits and Licenses. The Company shall have caused (i) the material Conditional Use Permits to be validly held by the applicable Acquired Companies and such Conditional Use Permits shall be valid and in full force and effect immediately after the Effective Time, and (ii) Operations to hold all material Operations Authorizations and such Operations Authorizations shall be valid and in full force and effect immediately after the Effective Time.

            (h) Note Purchase Agreement. The Note Purchase Agreement shall have been executed and delivered by the Note Purchaser and the Notes purchased thereunder for the Note Purchase Price.

                                  ARTICLE VIII

                            SURVIVAL; INDEMNIFICATION

            8.1   Survival of Representations and Warranties.

            (a) All of the representations and warranties of the Company and Operations contained in this Agreement (other than the representations and warranties in Section 4.7 hereof) shall survive the Closing and terminate on the date which is eighteen (18) months after the Closing Date and (ii) the representations and warranties in Section 4.7 hereof shall survive the Closing and terminate on the date which is three (3) years after the Closing Date.

            (b) It is agreed that in the event notice of any claim for indemnification under this Agreement with respect to any breach of any representation or warranty or with respect to any other matter for which indemnification is provided hereunder shall have been given within the applicable survival period, the claims and rights to indemnification relating to any such breach of a representation or warranty or other matters for which indemnification is provided hereunder that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

      8.2 Indemnification By Operations. Operations hereby agrees that, from and after the Closing Date, it shall indemnify and hold harmless MHC, the Acquired Companies and their affiliates and, if applicable, MHC's and the Acquired Companies' successors and assigns (collectively the "MHC INDEMNIFIED PARTIES") from and against any damages, losses, charges, deficiencies, interest, penalties and reasonable costs and expenses (including, but not limited to, reasonable attorneys' fees) (collectively, "LOSSES") asserted against and imposed on or sustained, incurred or suffered by any of the MHC Indemnified Parties in any such case to the extent arising out of: (i) a breach of any representation or warranty made by the Company or

Operations in this Agreement; (ii) the breach of any covenant or agreement of the Company or Operations contained in this Agreement; or (iii) any liability or obligation of any kind or nature whatsoever (other than an Assumed Liability) of an Acquired Company that relates to the period prior to the Effective Time (other than (i) any liability or obligation that results from a breach of this Agreement or the Ground Lease by MHC, Acquisition or any of their Affiliates party thereto or (ii) with respect to any liability or obligation in respect of Taxes, any such liability that results from actions taken by MHC or its Affiliates on the Closing Date that are not expressly contemplated by this Agreement or the Ground Lease); provided, however, that (A) Operations shall not be required to indemnify the MHC Indemnified Parties pursuant to this Section
8.2 or Section 6.5(i) hereof in an aggregate amount in excess of $16 million (it being understood, however, that amounts payable by Operations with respect to Taxes shown to be due on Pre-Closing Returns and Straddle Period Returns or with respect to gain on the sale of Windsor campground and waterslide shall not be included as an amount indemnified for this purpose), (B) no claim for indemnification may be made after the date that is eighteen (18) months after the Closing Date (except with respect to claims arising under Section 6.5(i) hereof which claims for indemnification may be made until the date that is three
(3) years after the Closing Date) and (C) Operations' obligation to indemnify the MHC Indemnified Parties for a breach by the Company or Operations of any representation or warranty made by the Company or Operations in Sections 4.7 or 6.5(a) hereof is limited to the amount for which Operations is liable under
Section 6.5(i) hereof.

      8.3 Indemnification By MHC and Surviving Corporation. MHC and the Surviving Corporation hereby agree that, from and after the Closing Date, they shall, jointly and severally, indemnify, defend and hold harmless Operations, the Distributed Companies and their respective controlling stockholders, officers, directors, employees, agents and affiliates, and each of their respective heirs, executors, successors and assigns (collectively the "OPERATIONS INDEMNIFIED PARTIES") from, against and in respect of any Losses asserted against and imposed on or sustained, incurred or suffered by any of the Operations Indemnified Parties in any such case to the extent arising out of:
(i) a breach by MHC or Acquisition of any representation or warranty made by MHC or Acquisition in this Agreement; (ii) the breach of any covenant or agreement of MHC, Acquisition or the Surviving Corporation contained in this Agreement; or
(iii) any liability or obligation of any kind or nature whatsoever, whether known or unknown, contingent or otherwise, which first arises out of the conduct of business of any Acquired Company after the Effective Time which is not attributable to a matter which constitutes a breach of representation or warranty made by Operations; provided, however, that (A) MHC and the Surviving Corporation shall not be required to indemnify the Operations Indemnified Parties in an aggregate amount in excess of $16 million, and (B) no claim for indemnification may be made after the date that is eighteen (18) months after the Closing Date (except with respect to claims arising with respect to Taxes, which claims for indemnification may be made until the date that is three (3) years after the Closing Date).

      8.4 Third Party Claim Indemnification Procedures. With respect to third party claims, all claims for indemnification by any MHC Indemnified Party or Operations Indemnified Party (each an "INDEMNIFIED PARTY") shall be asserted and resolved as set forth in this Section 8.4 In the event that any written claim or demand for which a Party (an "INDEMNIFYING PARTY") may be required to pay an indemnity hereunder pursuant to Sections 8.2 or 8.3 hereof is asserted against or sought to be collected from any Indemnified Party by a third party, such

Indemnified Party shall promptly (and in any event within 10 days of receipt by such Indemnified Party of notice of such claim) notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "CLAIM NOTICE"). The Indemnifying Party shall have 30 days from its receipt of the Claim Notice (the "NOTICE PERIOD") to notify the Indemnified Party whether it will undertake the defense of such claim or demand. Notwithstanding anything herein to the contrary, if the Indemnifying Party undertakes the defense of such claim or demand, the undertaking of such defense shall constitute acceptance of responsibility for such claim or demand and the Indemnifying Party shall be fully responsible for such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party that it will defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense. If any Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense; provided that it shall comply with reasonable instructions from the Indemnifying Party and shall not take any formal actions inconsistent with or adverse to the defense of such claim or demand by the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to employ one counsel to represent it if the Indemnified Party believes, based upon the advice of counsel, that it may have available to it one or more defenses or counterclaims which are inconsistent with one or more defenses or counterclaims which may be alleged by the Indemnifying Party, and in any such event the reasonable fees and expenses of such separate counsel shall be paid by the Indemnifying Party. The Indemnifying Party shall not settle a claim or demand without the consent of the Indemnified Party to the extent a settlement (A) imposes (i) any monetary obligation on the Indemnified Party (other than any such amount as is subject to indemnification under this Article VIII) or (ii) a future non-monetary obligation on the Indemnified Party, (B) does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to the Indemnified Party of an unconditional release from all liability with respect thereto, or (C) requires any undertaking or admission by such Indemnified Party. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party shall diligently conduct the defense and the reasonable costs and expenses pertaining to such defense shall be the liability of the Indemnifying Party hereunder; provided that in any case the Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party shall give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. Regardless of which Person assumes control of the defense of any claim, each Party shall cooperate and provide the other Party reasonable assistance in the defense thereof.

      8.5 Further Indemnity Limitations. The amount of any Losses shall be reduced (i) to the extent any Indemnified Party receives any insurance proceeds with respect to such Losses (which shall not include payments pursuant to self insurance programs), net of the present value of any increase in insurance premiums to be paid by the Indemnified Party as a result of such Losses and all costs and expenses incurred by the Indemnified Party in recovering such proceeds from its insurers, (ii) to take into account any Tax refund, Tax credit or reduction in Taxes actually and currently realized as a result of the recognition of the Losses, and (iii) to take into account any payment actually received by an Indemnified Party with respect to such Losses.

      8.6 Adjustment to Merger Consideration. Any indemnification payments received under Sections 8.2 or 8.3 hereof shall be treated as adjustments to the Aggregate Conversion Amount.

      8.7   Limitation on Remedies. Prior to the Closing the rights set forth in
Article IX hereof, and at and after the Closing the rights of the Parties set forth in Sections 6.5(i) and 8.2 hereof and in Section 8.3 hereof, shall in each case be the sole and exclusive remedies of the Parties with respect to claims (whether based in contract, tort or otherwise) resulting from or relating to this Agreement (or the breach thereof) or any of the transactions contemplated hereby, including, but not limited to, any claim resulting from or relating to any breach of any representation or warranty or failure to perform any covenant or agreement contained in this Agreement. Notwithstanding anything in this Agreement to the contrary, no Party shall be deemed to have waived any claim, including any claim for fraud, which cannot be waived under applicable Law (common or otherwise). In addition, MHC and the other MHC Indemnified Parties expressly acknowledge and agree that Operations and its assets represent the sole source of any amount that may become payable to any of them hereunder and no partner of Operations (whether general or limited) shall have any liability or obligation to any MHC Indemnified Party hereunder. No remedy or limitation thereof provided in this Agreement shall affect or otherwise limit any of the remedies granted to any Party under the Ground Lease.

                                   ARTICLE IX

                                   TERMINATION

      9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual written consent of the Company and MHC.

      9.2 Termination by the Company or MHC. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time upon written notice by the Company or MHC if:

            (a) the Merger shall not have been consummated by October 1, 2004, or if the only condition to Closing not satisfied is the procurement of the consents, approvals and lien releases specified in Section 7.2(h) hereof, December 31, 2004; or

            (b) if any judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction which (A) has the effect of making the consummation of the Merger or the other transactions contemplated hereby illegal, or (B) materially restricts, prevents or prohibits consummation of the Merger or any of the other transactions contemplated hereby, shall be in effect and shall have become final and nonappealable.

      9.3 Additional Termination by the Company or MHC. This Agreement may be terminated and the Merger may be abandoned at any time on or after August 4, 2004 and prior to the Effective Time upon written notice by the Company or MHC to the other Party if either the Board of Directors of MHC Inc. or the Board of Directors of the Company shall not have approved, by the end of the day on August 3, 2004, this Agreement, the Ground Lease, the other agreements to be executed and delivered pursuant hereto and thereto, and the transactions contemplated hereby and thereby.

      9.4 iStar Amendment. This Agreement may be terminated and the Merger may be abandoned at any time after the date that is fourteen (14) days after the date of this Agreement prior to the date that is twenty-one (21) days after the date of this Agreement upon written notice by MHC if the Company fails to obtain and deliver to MHC within fourteen (14) days of the date hereof a true and correct copy of a written agreement (the "iSTAR AMENDMENT") to the iStar loan documents (the "iSTAR DEBT") which permits the pre-payment of the entire outstanding balance (including principal and interest) of the iStar Debt with a pre-payment premium in the approximate amount of $13 million, as previously disclosed to MHC.

      9.5 Effect of Termination; Remedies. In the event of termination of this Agreement by either MHC or the Company as provided in this Article IX, this Agreement shall forthwith become void and each of the Parties or their respective Affiliates, officers, directors or stockholders shall be liable for payment of expenses pursuant to Section 6.2 hereof. In the event of a willful breach of this Agreement by a Party prior to the Effective Time, the other Parties shall be entitled to the remedy of specific performance, without the posting of bond or other security. In addition, in the event of a termination of this Agreement by MHC or Acquisition prior to the Effective Time, the Company and Operations shall be entitled to the remedy described in the side letter from MHC Inc. to the Company and Operations of even date herewith, to the extent provided for therein. Except as set forth in this Section 9.5, there shall be no liability or obligation on the part of any Party or any of their respective Affiliates, officers, directors, or stockholders as a result of a termination of this Agreement pursuant to this Article IX.

                                   ARTICLE X

                               GENERAL PROVISIONS

      10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified (return receipt requested) or overnight mail to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice); provided, however, that notices sent by mail shall not be deemed given until received:

      (a)   if to Operations or the Company:

                            KTTI Holding Company, Inc.
                            258 High Street, Suite 100
                            Palo Alto, California 94301-1040
                            Attn: John S. Eastburn Jr.

                            with a copy to:

                            Ropes & Gray LLP
                            One International Place
                            Boston, MA 02110
                            Attn: Craig E. Marcus

      (b)   if to MHC or Acquisition:

                            Manufactured Home Communities, Inc.
                            Two North Riverside Plaza, Suite 800
                            Chicago, Illinois 60606
                            Attn: Thomas P. Heneghan
                                  President and Chief Executive Officer

                            with a copy to:

                            Manufactured Home Communities, Inc.
                            Two North Riverside Plaza, Suite 800
                            Chicago, Illinois  60606
                            Attn: Ellen Kelleher
                                  Executive Vice President and General Counsel

                            with a copy to:

                            Katten Muchin Zavis Rosenman
                            525 West Monroe Street, Suite 1600
                            Chicago, Illinois 60661-3693
                            Attn: Daniel J. Perlman

      10.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "but not limited to." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      10.3 Amendment and Waiver. The Boards of Directors of MHC, Acquisition, the Company and Operations may amend this Agreement at any time prior to the Effective Time by execution of an instrument in writing signed by any person duly authorized by, as applicable, the Board of Directors of each of MHC, Acquisition, the Company and Operations. Any provision of this Agreement may be waived; provided that any such waiver shall be binding on MHC and Acquisition only if such waiver is set forth in a writing executed by MHC and Acquisition; provided, further, that any such waiver shall be binding upon the Company and Operations only if such waiver is set forth in a writing executed by the Company and Operations. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

      10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

      10.5 Signature Delivery. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects and for all purposes as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto, each other Party hereto shall re-execute original forms hereof and deliver them to all other Parties. No Party hereto shall raise the use of a facsimile machine or other means of electronic transmission to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other means of electronic transmission as a defense to the formation or enforceability of a contract, and each Party forever waives any such defense.

      10.6 Entire Agreement. The exhibits and schedules hereto are incorporated herein by reference. This Agreement and the documents, schedules and instruments referred to herein and to be delivered pursuant hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. There are no other representations or warranties, whether written or oral, between the Parties in connection with the subject matter hereof, except as expressly set forth herein.

      10.7 Assignments. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties.

      10.8 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      10.10 Knowledge. "TO THE KNOWLEDGE OF THE COMPANY" shall mean the actual knowledge, after reasonable and diligent inquiry, of John Malone, Bryan Reed, Walter Jaccard and Brad Nelson.

      10.11 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the following rights and provisions shall inure to the benefit of and shall be enforceable by the Persons specified therein: (i) the right to receive the consideration payable in accordance with the terms hereof including, without limitation, the Conversion Price per Share and the Option Payments pursuant to Article III hereof and the Note Purchase Price pursuant to
Section 6.10 hereof, (ii) the indemnification rights under Article VIII hereof, and (iii) the provisions of this Section 10.11.

                                   ARTICLE XI

                                   DEFINITIONS

      The definitions for the following defined terms used in this Agreement can be found as follows:

Defined Term                                                      Section
------------                                               ---------------------
Acquired Companies....................................                  Recitals
Acquired Company......................................                  Recitals
Acquired Subsidiaries.................................                  Recitals
Acquired Subsidiary...................................                  Recitals
Acquisition...........................................              Introduction
Affiliate.............................................               Section 3.1
Aggregate Conversion Amount...........................            Section 3.4(a)
Agreement.............................................              Introduction
Assumed Liabilities...................................               Section 1.4
Audited Financial Statements..........................               Section 4.4
Business Facilities...................................           Section 4.16(b)
Certificate of Merger.................................               Section 1.3
Certificates..........................................            Section 3.5(a)
Claim Notice..........................................               Section 8.4
Closing...............................................               Section 1.2
Closing Date..........................................               Section 1.2
COBRA.................................................       Section 4.18(a)(ii)
Code..................................................      Section 4.18(a)(iii)
Company...............................................              Introduction
Company Common Stock..................................               Section 3.1
Company Employee Plan.................................          Section 4.18(iv)
Company Intellectual Property.........................       Section 4.10(a)(ii)
Company Registered Intellectual Property..............           Section 4.10(b)
Conditional Use Permits...............................              Section 4.20
Conflict..............................................               Section 4.3
Contract..............................................           Section 4.11(a)
Contracts.............................................           Section 4.11(a)
Controlling Party.....................................            Section 6.5(h)
Conversion Certificate................................               Section 3.3
Conversion Price per Share............................            Section 3.4(b)
Current Balance Sheet.................................               Section 4.4
DGCL..................................................                  Recitals
Disclosure Statements.................................              Section 4.20
Distributed Companies.................................                  Recitals
Distributed Company...................................                  Recitals
DOJ...................................................               Section 6.3
DOL...................................................        Section 4.18(a)(v)
Domain Names..........................................        Section 4.10(a)(i)

E&P Transactions......................................              Section 6.12
Effective Time........................................               Section 1.3
Employee..............................................      Section 4.18(a)(vii)
Employee Agreement....................................     Section 4.18(a)(viii)
Environmental Permits.................................           Section 4.16(d)
ERISA.................................................       Section 4.18(a)(vi)
ERISA Affiliate.......................................        Section 4.18(a)(i)
Excess Land...........................................               Section 1.4
Exhibits..............................................              Section 6.11
Existing Credit Facility..............................              Section 6.14
Existing Title Policies...............................            Section 4.9(c)
Financials............................................               Section 4.4
FTC...................................................               Section 6.3
GAAP..................................................               Section 3.7
Governmental Entity...................................               Section 4.3
Ground Lease..........................................            Section 7.2(g)
Hazardous Material Activities.........................           Section 4.16(b)
Hazardous Materials...................................           Section 4.16(g)
HSR Act...............................................               Section 4.3
Income Tax Straddle Period Return.....................        Section 6.5(d)(ii)
Indebtedness..........................................               Section 3.7
Indebtedness Certificate..............................               Section 6.1
Indemnified Party.....................................               Section 8.4
Indemnifying Party....................................               Section 8.4
Initial Press Release.................................               Section 6.3
Intellectual Property.................................        Section 4.10(a)(i)
IRS...................................................       Section 4.18(a)(ix)
iStar Amendment.......................................               Section 9.4
iStar Debt............................................               Section 9.4
Joint Venture Agreement...............................              Section 6.15
KTTI Parties..........................................              Section 6.16
Land..................................................            Section 4.9(c)
Law...................................................              Section 4.13
Leisure Time..........................................              Section 6.13
Letter of Transmittal.................................            Section 3.5(b)
Liens.................................................            Section 4.9(b)
Losses................................................               Section 8.2
Material Adverse Effect...............................            Section 4.1(c)
Membership Contract...................................              Section 4.12
Merger................................................                  Recitals
MHC...................................................              Introduction
MHC Inc...............................................         Section 6.5(i)(i)
MHC Indemnified Parties...............................               Section 8.2
Multiemployer Plan....................................        Section 4.18(a)(x)
Non-Controlling Party.................................            Section 6.5(h)
Non-Income Tax Straddle Period Return.................       Section 6.5(d)(iii)

Note Purchase Agreement...............................                  Recitals
Note Purchase Price...................................                  Recitals
Note Purchaser........................................                  Recitals
Notes.................................................                  Recitals
Notice Period.........................................               Section 8.4
Operating Business....................................                  Recitals
Operations............................................              Introduction
Operations Authorizations.............................              Section 4.20
Operations Indemnified Parties........................               Section 8.3
Operations Returns....................................        Section 6.5(d)(ii)
Option Payments.......................................               Section 3.6
Options...............................................               Section 3.6
Parties...............................................              Introduction
Party.................................................              Introduction
Paying Agent..........................................            Section 3.5(a)
Pension Plan..........................................       Section 4.18(a)(xi)
Person................................................               Section 4.2
Post-Closing Returns..................................       Section 6.5(d)(iii)
Pre-Closing Returns...................................        Section 6.5(d)(ii)
Pre-Closing Taxable Periods...........................            Section 6.5(c)
Real Property.........................................            Section 4.9(c)
Reciprocal Rights/Cross Marketing Agreement...........            Section 7.2(i)
Registered Intellectual Property......................      Section 4.10(a)(iii)
REIT..................................................            Section 7.2(j)
Reorganization Documents..............................                  Recitals
Replacement Facility..................................              Section 6.14
Required Consents.....................................               Section 4.3
Residual Amount.......................................            Section 6.5(a)
Schedules.............................................              Section 6.11
Stock Option Plan.....................................               Section 3.6
Stockholders..........................................               Section 3.1
Straddle Period.......................................        Section 6.5(d)(ii)
Surplus Land..........................................            Section 4.9(c)
Surviving Corporation.................................               Section 1.1
Tax...................................................            Section 4.7(a)
Tax Affiliate.........................................         Section 6.5(i)(i)
Tax Controversy.......................................            Section 6.5(h)
Tax Loss..............................................         Section 6.5(i)(i)
Tax Returns...........................................         Section 4.7(c)(i)
Tax Sharing Agreement.................................            Section 4.7(b)
Taxes.................................................            Section 4.7(a)
Thousand Trails.......................................               Section 4.4
To the Knowledge of the Company.......................             Section 10.11
Trademarks............................................        Section 4.10(a)(i)
Trails Parties........................................               Section 4.3
Trails Party..........................................               Section 4.3

Trails Reorganization.................................                  Recitals
Transferred Benefits..................................            Section 6.6(a)
Unaudited June 30, 2004 Financial Statements..........               Section 4.4

      IN WITNESS WHEREOF, MHC, Acquisition, the Company and Operations have caused this Agreement to be signed and delivered by their respective duly authorized officers, all as of the date first written above.

                                   MHC:

                                   MHC THOUSAND TRAILS TRUST

                                   By: _________________________________________
                                       Name: ___________________________________
                                       Title: __________________________________

                                   ACQUISITION:

                                   THOUSAND TRAILS ACQUISITION, INC.

                                   By: _________________________________________
                                       Name: ___________________________________
                                       Title: __________________________________

                                   THE COMPANY:

                                   KTTI HOLDING COMPANY, INC.

                                   By: _________________________________________
                                       Name: ___________________________________
                                       Title: __________________________________

                                   OPERATIONS:

                                   THOUSAND TRAILS OPERATIONS HOLDING
                                   COMPANY, L.P.

                                   By: KTTI GP, LLC, its general partner

                                       By: KTTI HOLDING COMPANY, INC., its
                                           sole member

                                   By:__________________________________________
                                      Name: John Eastburn
                                      Title: President